Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

PXRE GROUP LTD.,

PXMS INC.

and

ARGONAUT GROUP, INC.

Dated as of March 14, 2007

AMENDED AND RESTATED

as of June 8, 2007

LIST OF DISCLOSURE SCHEDULES

Parent Disclosure Schedule
1.1	(a)	Parent Knowledge Persons
1.1	(b)	Permitted Encumbrances
6.1		Corporate Status
6.2	(a)	Parent Subsidiaries
6.2	(b)	Ownership of Parent Subsidiaries
6.2	(c)	Parent Insurance Subsidiaries
6.3	(a)	Capitalization
6.3	(b)	Capitalization — Parent’s Stock Plans
6.3	(c)	Capitalization
6.3	(d)	Capitalization — Compliance with Law
6.3	(e)	Capitalization — Parent Options
6.4		Authority; Execution and Delivery; Enforceability
6.4	(d)	Required Vote
6.5	(a)	Governmental Consents and Approvals
6.5	(c)	No Violations
6.6		Parent Financial Statements; SEC Reports
6.7		Statutory Statements
6.8		Absence of Certain Changes or Events
6.9	(a)	Litigation
6.10		Absence of Undisclosed Liabilities
6.11	(a)	List of Real Property
6.11	(b)	Title to Property
6.12		Insurance
6.13		Disclosure Documents
6.14		Brokers
6.15	(a)	Contracts
6.15	(b)	Contracts
6.15	(c)	Contracts
6.16		Compliance with Law
6.17	(a)	Permits
6.17	(b)	Permits
6.17	(c)	Permits
6.18		Reserves
6.19		Reinsurance
6.20	(b)	Taxes
6.20	(e)	Taxes
6.20	(h)	Taxes
6.20	(k)	Taxes
6.20	(l)	Taxes
6.20	(m)	Taxes — NOLs
6.21	(a)	Benefit Plans; Employees and Employment Practices
6.22	(b)	Intellectual Property
6.23		Information Technology
6.24		Company Common Shares Ownership
6.25		Investment Company
6.26		Opinion of Financial Advisor
7.2	(a)	Conduct of Business by Parent Pending the Merger
8.2	(c)	Joint Proxy Statement / Prospectus — Parent Employee Benefit Plans
8.6	(d)	Parent Maximum Premium
8.15	(a)	Bye-Law Amendment
8.15	(b)	Memorandum of Association Amendment
Company Disclosure Schedule
1.1	(a)	Company Knowledge Persons; Permitted Officer Share Transactions
1.1	(b)	Permitted Encumbrances
5.2	(a)	Company Subsidiaries
5.2	(c)	Company Insurance Subsidiaries
5.3	(b)	Company Stock Plans
5.5	(a)	Company Required Regulatory Approvals
5.5	(c)	Consents and Approvals; No Violations
5.9	(a)	Proceedings
5.11	(a)	Company Real Property
5.15	(a)	Contracts
5.17	(b)	Company Insurance Subsidiaries — Jurisdictions
5.17	(c)	Regulatory Matters
7.1	(a)	Conduct of Business by the Company
8.2	(c)	Joint Proxy Statement / Prospectus
8.6	(c)	Company Maximum Premium

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of the 14th day of March, 2007, and amended and restated as of June 8, 2007 (this “Agreement”) by and among PXRE Group Ltd., a company organized under the laws of Bermuda (“Parent”), PXMS Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and Argonaut Group, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger dated as of March 14, 2007 (the “Original Agreement”);

WHEREAS, Parent, Merger Sub and the Company wish to amend and restate the Original Agreement;

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned Subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, for United States federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement will be, and is hereby, adopted as a Plan of Reorganization for the purposes of Section 368(a) of the Code;

WHEREAS, Parent has agreed that the conversion as of the Effective Time of the Parent Convertible Common Shares and Parent Preferred Shares to Parent’s common shares, par value $1.00 per share (the “Parent Common Shares”) shall be a condition to the closing of the Merger;

WHEREAS, Parent has agreed to cause a 1 for 10 reverse stock split of the Parent Common Shares immediately after the Effective Time;

WHEREAS, to implement the foregoing, Parent has agreed to effect certain amendments to its Memorandum of Association and Bye-Laws as a condition to the closing of the Merger;

WHEREAS, concurrently with the execution of this Agreement, in order to manifest their support for this Agreement and the transactions contemplated hereby, certain holders of the Parent Preferred Shares and the Parent Convertible Common Shares are entering into a voting and conversion agreement and irrevocable proxy and waiver, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Voting Agreement”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the Company’s stockholders for their adoption and (iv) resolved to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the Special Committee (the “Parent Special Committee”) of the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the issuance of Parent Common Shares in the Merger, and the Voting Agreement, are advisable and fair to, and in the best interests of, Parent and its shareholders and (ii) resolved to recommend that the Parent Board approve this Agreement and the transactions contemplated hereby, including the Merger, the issuance of Parent Common Shares in the Merger, and the Voting Agreement;

WHEREAS, the Parent Board, upon the recommendation of the Parent Special Committee, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, the issuance of Parent Common Shares in the Merger, the Voting Agreement and the conversion of the Parent Preferred Shares and the Parent Convertible Common Shares into Parent Common Shares, are advisable and fair to, and in the best interests of, Parent and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, the issuance of Parent Common Shares in the Merger, and the Voting Agreement, (iii) directed that the Parent Voting Proposal be submitted to Parent’s shareholders for their approval and (iv) resolved to recommend that Parent’s shareholders adopt the Parent Voting Proposal;

WHEREAS, the board of directors of Merger Sub has unanimously approved this Agreement and the transactions contemplated hereby, including the Merger, and the sole stockholder of Merger Sub has adopted this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

Definitions

Section 1.1  Definitions.  For purposes of this Agreement, the following terms have the respective meanings set forth below:

(a) Certain Terms.  Whenever used in this Agreement (including in the Company Disclosure Schedule and the Parent Disclosure Schedule), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

“A. M. Best” has the meaning set forth in Section 7.1(a).

“Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with another Person, including such Person’s directors. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means any federal, state, local, municipal, foreign or other law, statute, code, constitution, legislation, rule, regulation, ruling, ordinance, Order, edict, injunction, judgment, decree, binding resolution, principle of common law, requirement, or treaty enacted, adopted, promulgated, implemented, issued, enforced, entered or otherwise put into effect by or under the authority of any Governmental Entity applicable to the parties, or any of their respective Affiliates, Subsidiaries, properties or assets, as the case may be.

“Business Combination Transaction” means any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction, other than the Merger and the transactions contemplated by this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the City of New York or in Bermuda are permitted or obligated by law to be closed for regular banking business.

“By-Laws” has the meaning set forth in Section 3.2.

“Certificate” has the meaning set forth in Section 4.1(b).

“Certificate of Incorporation” has the meaning set forth in Section 3.1.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” means any action by the Company Board (or committee thereof) to, directly or indirectly, withdraw (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board (or any committee thereof) of this Agreement, the Merger or the other transactions contemplated by this Agreement.

“Company Alternative Transaction” means any of the following or any agreement to do any of the following: (i) any Business Combination Transaction involving the Company or any of the Company Subsidiaries; (ii) any acquisition by the Company or any of the Company Subsidiaries of any capital stock or assets of any Third Party; or (iii) any disposition of any capital stock or assets of the Company or any of the Company Subsidiaries, that, in the case of each of clauses (i), (ii) and (iii), either in a single transaction or a series of related transactions, involves an aggregate consideration in excess of $300 million.

“Company Asset Sale” means any disposition of, or agreement to dispose, any assets of the Company or any capital stock or assets of the Company Subsidiaries, other than dispositions or agreements to dispose investment securities in the Ordinary Course of Business; provided, however, that any single disposition, group of related dispositions or agreement to so dispose that involves a gain or loss of less than $100,000 shall be deemed not to be a Company Asset Sale.

“Company Asset Sale Reduction Amount” means the excess of that portion of “total shareholders’ equity” as of December 31, 2006, as set forth in the Company’s Financial Statements as of and for the year ended December 31, 2006, attributable to the assets or capital stock disposed or to be disposed in connection with a Company Asset Sale, over the consideration received or to be received in connection with such Company Asset Sale, taking into account any tax benefit or tax detriment recognized or to be recognized with respect to such Company Asset Sale; provided, that in the event that the sum of all gains and losses resulting from all such Company Asset Sales between the date hereof and the Effective Time does not exceed $10.0 million, then the Company Asset Sale Reduction Amount shall be zero.

“Company Benefit Plan” means any Company Pension Plan, Company Welfare Plan and any other material plan, fund, program, arrangement or agreement to provide employees, directors, independent contractors, consultants, officers or agents with medical, health, life, bonus, stock or stock-based rights (option, ownership or purchase), retirement, deferred compensation, severance, salary continuation, vacation, sick leave, fringe, incentive, insurance or other benefits) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of the Company or any of its Subsidiaries.

“Company Board” has the meaning set forth in the Recitals.

“Company Book Value” means $847,700,000, which is “total shareholders’ equity” as of December 31, 2006, as set forth in the Company Financial Statements as of and for the year ended December 31, 2006.

“Company Common Shares” has the meaning set forth in Section 5.3(a).

“Company Converted Option” has the meaning set forth in Section 4.3(a).

“Company Disclosure Schedule” has the meaning set forth in Article V.

“Company Dividend” means any declaration by the Company of a dividend on the Company Common Shares, other than regular quarterly cash dividends not exceeding $0.15 per share, the Special Dividend, and cash dividends required to be paid pursuant to the terms of the Company Series A Preferred Shares.

“Company Dividend Amount” means the aggregate amount of Company Dividends paid or to be paid by the Company.

“Company Employee Option” means each right to purchase Company Common Shares granted pursuant to any equity compensation plan maintained by the Company to any participant therein, that is outstanding and unexercised immediately prior to or as of the Effective Time.

“Company Financial Statements” has the meaning set forth in Section 5.6(b).

“Company Indemnified Parties” has the meaning set forth in Section 8.6(a).

“Company Insurance Policies” means all policies of insurance (excluding retrocession agreements and similar agreements) maintained by the Company or by any of its Subsidiaries as of the date hereof with respect to their respective properties, assets, business, operations, employees, officers or directors or managers.

“Company Insurance Subsidiaries” has the meaning set forth in Section 5.2(c).

“Company IP Rights” has the meaning set forth in Section 5.22(a).

“Company Issuance” means any issuance of, or agreement to issue, Company Common Shares, or securities convertible into or exchangeable for Company Common Shares, other than issuances in connection with or pursuant to: (i) the conversion of the Company Series A Preferred Shares, (ii) any exercise of Company Employee Options, (iii) any Company Benefit Plan or (iv) any Permitted Officer Share Transaction.

“Company Issuance Consideration” means the aggregate consideration received or to be received by the Company or any of the Company Subsidiaries in connection with any Company Issuance.

“Company IT Systems” means any and all information technology and computer systems (including computers, software, databases, middleware, firmware, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware) relating to the transmission, storage, organization, processing or analysis of data and information, which technology and systems are used in or necessary to the conduct of the business of the Company or any of the Company Subsidiaries.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from: (i) general economic, financial or security market conditions so long as such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared to other similarly situated companies in the Company’s industry; (ii) changes in or events affecting the financial services industry, insurance and insurance services industries or brokerage industry generally so long as such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared to other similarly situated companies in the Company’s industry; (iii) any effect arising out of a change in U.S. GAAP, SAP or Applicable Law so long as such conditions do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared to other similarly situated companies in the Company’s industry; (iv) the announcement or pendency of this Agreement and the transactions contemplated hereby; (v) changes in the market price or trading volume of the Company Common Shares on the NASDAQ Global Select Market (provided that this clause (v) shall not exclude any underlying event, change or circumstance that itself constitutes a Company Material Adverse Effect that may have resulted in or contributed to or is attributable to such change in the market price or trading volume); (vi) any failure by the Company to meet any published estimates of revenues, earnings or other financial projections; (vii) natural disasters so long as such natural disasters do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared to other similarly situated companies in the Company’s industry; (viii) the commencement, occurrence or intensification of any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack that does not directly affect the assets or properties of the Company or any Company Subsidiary; or (ix) compliance by the Company with the terms and conditions of this Agreement.

“Company Material Contracts” has the meaning set forth in Section 5.15(a).

“Company Maximum Premium” has the meaning set forth in Section 8.6(c).

“Company Non-Compete Contract” has the meaning set forth in Section 5.15(a).

“Company Pension Plans” means all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of the Company or any of its Subsidiaries.

“Company Permits” has the meaning set forth in Section 5.17(a).

“Company Purchase” means any purchase of, or any agreement to purchase, Company Common Shares, or securities convertible into or exchangeable for Company Common Shares, by the Company or any of the Company Subsidiaries other than Permitted Officer Share Transactions.

“Company Purchase Consideration” means the aggregate consideration paid or to be paid by the Company or any of the Company Subsidiaries in connection with any Company Purchase.

“Company Reinsurance Agreements” has the meaning set forth in Section 5.19(a).

“Company Reports” has the meaning set forth in Section 5.6(c).

“Company Required Regulatory Approvals” has the meaning set forth in Section 5.5(a).

“Company Restricted Stock” means Company Common Shares granted pursuant to any equity compensation plan maintained by the Company to any participant therein, that are subject to vesting or other restrictions as of the Effective Time.

“Company Retrocession Agreements” has the meaning set forth in Section 5.19(b).

“Company Series A Preferred Shares” has the meaning set forth in Section 5.3(a).

“Company Statutory Statements” has the meaning set forth in Section 5.7(a).

“Company Stockholder Approval” has the meaning set forth in Section 5.4(c).

“Company Stockholders Meeting” has the meaning set forth in Section 8.2(d).

“Company Subsidiaries” has the meaning set forth in Section 5.2(a).

“Company Termination Fee” has the meaning set forth in Section 10.3(a).

“Company Voting Debt” has the meaning set forth in Section 5.3(c).

“Company Welfare Plans” means all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of the Company or any of its Subsidiaries.

“Confidentiality Agreement” has the meaning set forth in Section 8.1.

“Contract” means any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral, and any binding agreements amending or modifying the terms thereof.

“Controlled Group Liability” has the meaning set forth in Section 5.21(f).

“DGCL” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means any mortgage, claim, security interest, encumbrance, license, lien, charge or other similar restriction or limitation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 4.2(a)(i).

“Exchange Fund” has the meaning set forth in Section 4.2(a)(i).

“Exchange Ratio” means the lesser of the Preliminary Exchange Ratio and the Recalculated Exchange Ratio.

“Excluded Shares” has the meaning set forth in Section 4.1(a).

“Executive Contracts” has the meaning set forth in Section 5.15(a).

“Form A Filings” has the meaning set forth in Section 8.4(c).

“Governmental Entity” means any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, supranational, state or local.

“HIPAA” means the United States Health Insurance Portability and Accountability Act of 1996.

“Holder” has the meaning set forth in Section 4.2(a)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insurance Regulator” means the Governmental Entity charged with supervision of insurance companies of a Person’s jurisdiction of domicile.

“Intellectual Property” means any and all of the following, and rights in, arising out of, or associated therewith: U.S. and non-U.S. (i) patents, utility models, supplementary protection certificates and applications therefor (including provisional applications, invention disclosures, certificates of invention and applications for certificates of invention) and divisionals, continuations, continuations-in-part, patents of addition, reissues, renewals, extensions, re-examinations, and equivalents thereof; (ii) trade secrets, know-how, proprietary information, customer lists, confidential information, inventions, discoveries, improvements, methods, methodologies, technology, and research and development, whether patentable or not; (iii) trademarks, service marks, trade dress, trade names and Internet domain names and registrations and applications therefor, and equivalents thereof; (iv) copyrights, mask works, works of authorship, software (including source code, object code and executables), registrations and applications therefor, and equivalents thereof together with all goodwill related to the foregoing; and (v) other intellectual property, industrial property and proprietary rights.

“Investment Company Act” has the meaning set forth in Section 5.25.

“IRS” means the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 8.2(a).

“Judgment” means any judgment, order or decree.

“Knowledge of Parent” (or “Parent’s Knowledge”) means the actual knowledge, after making reasonable inquiry in their respective areas of responsibility, of any of the individuals listed on Schedule 1.1(a) of the Parent Disclosure Schedule as of the date hereof and, if so specified, as of the Closing.

“Knowledge of the Company” (or “Company’s Knowledge”) means the actual knowledge, after making reasonable inquiry in their respective areas of responsibility, of any of the individuals listed on Schedule 1.1(a) of the Company Disclosure Schedule as of the date hereof and, if so specified, as of the Closing.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 4.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NASD” means the National Association of Securities Dealers, Inc.

“NASDAQ” means the National Association of Securities Dealers Automated Quotation system.

“New Plans” has the meaning set forth in Section 8.11(b).

“NOL” has the meaning set forth in Section 6.20(m).

“NYSE” means the New York Stock Exchange.

“Old Plans” has the meaning set forth in Section 8.11(b).

“Order” means any decree, judgment, injunction or other order, whether temporary, preliminary or permanent.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice (including with respect to frequency, scope and amount); provided that, in the case of Parent, “Ordinary Course of Business” shall mean since March 1, 2006 only.

“Organizational Documents” means, with respect to any entity, the certificate or articles of incorporation and by-laws of such entity, or any similar organizational documents of such entity.

“Original Agreement” has the meaning set forth in the Recitals.

“Other Filings” has the meaning set forth in Section 8.2(a).

“Outside Date” has the meaning set forth in Section 10.1(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Adverse Recommendation Change” has the meaning set forth in Section 8.3(b).

“Parent Alternative Transaction” means: (i) a Business Combination Transaction directly involving Parent; (ii) Parent’s acquisition of any Third Party in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than twenty-five percent (25%) of Parent’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by Parent of more than twenty-five percent (25%) of any class of its voting equity securities as consideration for assets or securities of a Third Party or (iii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of assets or properties, including by means of the acquisition of capital stock, that constitutes twenty-five percent (25%) or more of the assets of Parent and the Parent Subsidiaries, taken as a whole, or twenty-five percent (25%) or more of any class of equity securities of Parent other than the Merger and the transactions contemplated by this Agreement.

“Parent Alternative Transaction Proposal” means any inquiry, proposal or offer from any Person relating to, or that could reasonably be expected to lead to, a Parent Alternative Transaction.

“Parent Benefit Plan” means any Parent Pension Plan, Parent Welfare Plan and any other material plan, fund, program, arrangement or agreement to provide employees, directors, independent contractors, consultants, officers or agents with medical, health, life, bonus, stock or stock-based rights (option, ownership or purchase), retirement, deferred compensation, severance, salary continuation, vacation, sick leave, fringe, incentive, insurance or other benefits) maintained, or contributed to, or required to be contributed to, by the Parent or any of its Subsidiaries for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of Parent or any of its Subsidiaries.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Common Shares” has the meaning set forth in the Recitals.

“Parent Contracts” has the meaning set forth in Section 6.15(a).

“Parent Convertible Common Shares” has the meaning set forth in Section 6.3(a).

“Parent Disclosure Schedule” has the meaning set forth in Article VI.

“Parent Employee Option” means each right to purchase Parent Common Shares or equity interests in any Parent Subsidiary, granted pursuant to any equity compensation plan maintained by Parent to a participant therein, that is outstanding and unexercised immediately prior to the Effective Time.

“Parent Employees” has the meaning set forth in Section 8.11(a).

“Parent Financial Statements” has the meaning set forth in Section 6.6(b).

“Parent Insurance Contracts” means all Contracts, including treaties, policies, binders, slips, certificates, annuity contracts, participation agreements, or other written arrangements, whether individual or group (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith), to which Parent or any of its Subsidiaries is a party or by or to which any of them is bound or subject providing for insurance, in each case as such Contract, treaty, policy or other written arrangement may have been amended, modified or supplemented, other than the Parent Insurance Policies, the Parent Reinsurance Agreements or the Parent Retrocession Agreements.

“Parent Insurance Policies” means all policies of insurance (excluding retrocession agreements and similar agreements) maintained by Parent or by any of its Subsidiaries as of the date hereof with respect to their respective properties, assets, business, operations, employees, officers or directors or managers.

“Parent Insurance Subsidiaries” has the meaning set forth in Section 6.2(c).

“Parent IP Rights” has the meaning set forth in Section 6.22(a).

“Parent IT Systems” means any and all information technology and computer systems (including computers, software, databases, middleware, firmware, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware) relating to the transmission, storage, organization, processing or analysis of data and information, which technology and systems are used in or necessary to the conduct of the business of Parent or any of the Parent Subsidiaries.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Parent and the Parent Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from: (i) general economic, financial or security market conditions so long as such conditions do not have a disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole, as compared to other similarly situated companies in Parent’s industry; (ii) changes in or events affecting the financial services industry, insurance and insurance services industries generally so long as such conditions do not have a disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole, as compared to other similarly situated companies in Parent’s industry; (iii) any effect arising out of a change in U.S. GAAP, SAP or Applicable Law so long as such conditions do not have a disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole, as compared to other similarly situated companies in Parent’s industry; (iv) the announcement or pendency of this Agreement and the transactions contemplated hereby; (v) changes in the market price or trading volume of the Parent Common Shares on the NYSE (provided that this clause (v) shall not exclude any underlying event, change or circumstance that itself constitutes a Parent Material Adverse Effect that may have resulted in or contributed to or is attributable to such change in the market price or trading volume); (vi) the loss of any employees, brokers, producers, independent contractors, customers or customer assets; (vii) natural disasters so long as such natural disasters do not have a materially disproportionate effect on Parent and the Parent Subsidiaries, taken as a whole, compared to other similarly situated companies in the Parent’s industry; (viii) the commencement, occurrence or intensification of any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack that does not directly affect the assets or properties of Parent or any Parent Subsidiary; or (ix) compliance by Parent with the terms and conditions of this Agreement. For the avoidance of doubt, reinsurance losses incurred by Peleus Re, or by the Subsidiaries of Parent arising from reinsurance provided to Peleus Re, shall not be considered in determining whether a Parent Material Adverse Effect has occurred.

“Parent Maximum Premium” has the meaning set forth in Section 8.6(d).

“Parent Pension Plans” means all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) maintained, or contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of Parent or any of its Subsidiaries.

“Parent Permits” has the meaning set forth in Section 6.17(a).

“Parent Preferred Consents” means all of the approvals of the holders of the Parent Preferred Shares and/or the holders of the Parent Convertible Common Shares required for the consummation of the transactions contemplated by this Agreement, as set forth in Schedule 6.4(d) of the Parent Disclosure Schedule, other than any such approvals where such holders are voting together with the holders of Parent Common Shares as a single class.

“Parent Preferred Shares” has the meaning set forth in Section 6.3(a).

“Parent Reinsurance Agreements” has the meaning set forth in Section 6.19(a).

“Parent Reports” has the meaning set forth in Section 6.6(c).

“Parent Required Regulatory Approvals” has the meaning set forth in Section 6.5(a).

“Parent Retrocession Agreements” has the meaning set forth in Section 6.19(b).

“Parent Series A Convertible Common Shares” has the meaning set forth in Section 6.3(a).

“Parent Series A Preferred Shares” has the meaning set forth in Section 6.3(a).

“Parent Series B Convertible Common Shares” has the meaning set forth in Section 6.3(a).

“Parent Series B Preferred Shares” has the meaning set forth in Section 6.3(a).

“Parent Series C Convertible Common Shares” has the meaning set forth in Section 6.3(a).

“Parent Series C Preferred Shares” has the meaning set forth in Section 6.3(a).

“Parent Share Conversion” has the meaning set forth in Section 9.3(d).

“Parent Shareholder Approval” means all of the approvals of the holders of Parent Common Shares, Parent Preferred Shares and Parent Convertible Common Shares voting together as a single class required for the consummation of the transactions contemplated by this Agreement, as set forth in Schedule 6.4(d) of the Parent Disclosure Schedule.

“Parent Shareholders Meeting” has the meaning set forth in Section 8.2(e).

“Parent Special Committee” has the meaning set forth in the Recitals.

“Parent Statutory Statements” has the meaning set forth in Section 6.7(a).

“Parent Subsidiaries” has the meaning set forth in Section 6.2(a).

“Parent Superior Proposal” means a Parent Alternative Transaction (provided, that for purposes of this definition the term Parent Alternative Transaction shall have the meaning assigned to such term except that the reference to “25%” in the definition of “Parent Alternative Transaction” shall be deemed to be a reference to “50%”) (a) involving (i) Parent’s acquisition of any Third Party in a Business Combination Transaction in which the stockholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than fifty percent (50%) of Parent’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by Parent of more than fifty percent (50%) of its voting equity securities as consideration for assets or securities of a Third Party or (ii) the direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of Parent and the Parent Subsidiaries, taken as a whole, or fifty percent (50%) or more of the voting equity securities of Parent and (b) having terms that, taking into account (as and to the extent that the Parent Board (or any committee thereof making such determination) deems relevant) all legal, financial, regulatory, fiduciary and other aspects of such Parent Alternative Transaction and the Person proposing such Parent Alternative Transaction, (i) would, if consummated, result in a transaction that is more favorable to the holders of Parent Common Shares (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being consummated. In forming its views in connection with clause (b) of the immediately preceding sentence, the Parent Board (or any committee thereof making such determination) shall consider, to the extent deemed relevant, among other things:

(A) all financial considerations and financial aspects of such Parent Alternative Transaction in comparison to the Merger and other transactions contemplated hereby,

(B) all strategic considerations, including whether such Parent Alternative Transaction is more favorable from a long-term strategic standpoint than the Merger and the other transactions contemplated hereby,

(C) all legal and regulatory considerations,

(D) the identity of the third party making such Parent Alternative Transaction,

(E) the conditions and likelihood of completion of such Parent Alternative Transaction as compared to the Merger and other transactions contemplated hereby (taking into account any necessary regulatory approvals),

(F) whether such Parent Alternative Transaction is likely to impose material obligations on Parent (or the post-closing entity in which Parent shareholders will hold securities) in connection with obtaining necessary regulatory approvals,

(G) whether such Parent Alternative Transaction is subject to a financing condition, and

(H) the amount of the payment of any Parent Termination Fee, if relevant.

“Parent Termination Fee” has the meaning set forth in Section 10.3(b)(iii).

“Parent Voting Debt” has the meaning set forth in Section 6.3(c).

“Parent Voting Proposal” means the proposal that the Parent’s shareholders approve the Merger and the issuance of Parent Common Shares in connection with the Merger.

“Parent Welfare Plans” means all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) maintained, or contributed to, or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of Parent or any of its Subsidiaries.

“PBGC” has the meaning set forth in Section 5.21(c).

“Peleus Re” means Peleus Reinsurance Ltd., a Class 3 insurance company organized under the laws of Bermuda.

“Permitted Encumbrances” means (a) with respect to the Company, those Encumbrances listed on Schedule 1.1(b) of the Company Disclosure Schedule and (b) with respect to Parent, those Encumbrances listed on Schedule 1.1(b) of the Parent Disclosure Schedule.

“Permitted Officer Share Transactions” means the vesting of the unvested restricted stock, the vesting of the unvested stock options and the exercise or purchase for cash or through any cashless exercise or other net share settlement process of the amount of restricted stock and options set forth on Schedule 1.1(a) of the Company Disclosure Schedule for each person specified on Schedule 1.1(a) of the Company Disclosure Schedule.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Preliminary Exchange Ratio” means the result of the following calculation:

Preliminary Exchange Ratio = 6.4672 + [(X ÷ 33,868,998)/5.17]

Where:

X = The positive dollar amount, if any, by which $60 million exceeds the amount of Special Dividend paid prior to the Closing Date.

“Proceeding” means any action, claim, proceeding, suit, opposition, challenge, charge, litigation, arbitration, or investigation.

“Recalculated Exchange Ratio” has the meaning set forth in Section 4.6(a).

“Registration Statement” has the meaning set forth in Section 8.2(a).

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Applicable Laws, including any antitrust, competition or trade regulation Applicable Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

“Representatives” has the meaning set forth in Section 8.1.

“SAP” has the meaning set forth in Section 5.7(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Dividend” means a special cash dividend to be distributed to holders, as of the relevant record date, of outstanding Company Common Shares not to exceed $60 million in the aggregate.

“Standard & Poor’s” has the meaning set forth in Section 7.1(a).

“Subsidiary” of any Person means another Person, in which such Person (i) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Taxes” means (i) federal, state, county, local, foreign and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Taxing Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, production, customs, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, workers compensation, unemployment, disability, environmental, alternative minimum, add-on, value-added, capital taxes, withholding and other taxes, assessments, deficiencies, charges, duties, fees, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, interest, and penalties (civil or criminal), additional amounts imposed by any Taxing Authority and interest on or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return and expenses incurred in connection with the determination, settlement or litigation of any tax liability; (ii) any liability of any Person pursuant to Treasury regulations Section 1.1502-6 (or any similar provision of foreign, state or local law) for the payment of amounts of a type described in clause (i) above as a result of being a member of a group of companies that files their Tax Returns on a consolidated, combined, affiliated, unified, or group basis, or as a result of any obligation of such Person under any Tax sharing arrangement or agreement whether imposed or assessed directly on a Person (or the business, assets, operations or items of income, gain or losses of Person), or (iii) any liability of any Person for the payment of amounts with respect to payments of a type described in clauses (i) and (ii) above as a transferee, successor, or payable pursuant to a contractual obligation or otherwise.

“Taxing Authority” shall mean the IRS or any other federal, state, cantonal, provincial, county, local or national Governmental Entity (whether domestic or foreign) or any subdivision or taxing agency thereof (including a United States possession).

“Tax Return” shall mean any form, report, return, document, declaration or other information or filing required to be supplied (including any electronic submissions) to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including any elections, information returns or reports, amended or corrected returns, reports, statements or other documents, any documents required to accompany the required filings, any principal documentation (as described in Treasury regulations Section 1.6662-6(d)(2)(iii)(B) or similar state or foreign jurisdiction provisions) that was prepared to support transfer pricing methodologies, any documents with respect to or accompanying payments of estimated Taxes, any documents with respect to or accompanying requests for the extension of time in which to file any such form, report, return, document, declaration or other information, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any of the parties.

“Third Party” means any Person not a party to this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles.

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act.

(b) Terms Generally.  The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require.

ARTICLE II

The Merger; Closing; Effective Time

Section 2.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2  Closing.  The Closing of the Merger (the “Closing”) shall take place: (a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, at 9:00 a.m. (New York time) no later than the twenty-first (21st) day after all of the conditions set forth in Article IX have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement; or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

Section 2.3  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a Certificate of Merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related Certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

ARTICLE III

The Surviving Corporation

Section 3.1  Certificate of Incorporation.  The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit B, and as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation (the “Certificate of Incorporation”) until thereafter changed or amended as provided therein or by Applicable Law.

Section 3.2  By-Laws.  The By-Laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation (the “By-Laws”) until thereafter amended as provided therein or by Applicable Law.

Section 3.3  Directors and Officers.  From and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

ARTICLE IV

Effect of the Merger on Stock;
Exchange of Certificates

Section 4.1  Effect on Stock.

(a) Conversion of Company Common Shares.  At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company or Merger Sub, each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Company Common Shares (A) held in treasury by the Company or (B) held by any Company Subsidiary (collectively, the “Excluded Shares”)) shall be converted into the right to receive in accordance with this Article IV a number of Parent Common Shares equal to the Exchange Ratio (the “Merger Consideration”). The value of any resulting fractional shares shall be determined and paid pursuant to Section 4.5.

(b) Cancellation of Company Common Shares.

(i) At the Effective Time, each Company Common Share converted into the Merger Consideration pursuant to Section 4.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such Company Common Shares (each, a “Certificate”) (other than Certificates representing Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration upon surrender of such Certificate in accordance with this Article IV.

(ii) Each Excluded Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and shall cease to exist.

(c) Reverse Stock Split.  Immediately following the conversion or cancellation of shares of the Company securities specified in subsection (a) and (b) of this Section 4.1, the Parent Common Shares shall be reduced pursuant to a 1 for 10 reverse stock split. The value of any resulting fractional shares shall be determined and paid pursuant to Section 4.5. The par value of Parent Common Shares shall remain at $1.00 per share and all amounts of share capital in excess of $1.00 per share, including all amounts paid in respect of the par value and share premium attributable to the Parent Common Shares cancelled pursuant to such reverse stock split, shall, subject to shareholder approval, be transferred to Parent’s contributed surplus.

(d) Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 4.2  Exchange of Certificates for Merger Consideration.

(a) Exchange Agent and Procedures.

(i) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company, as paying agent (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit, or shall cause the Surviving Corporation to deposit, with the Exchange Agent, separate and apart from its other funds, as a trust fund for the Holders of record of Certificates (each, a “Holder”), the aggregate Merger Consideration, consisting of certificates representing the Parent Common Shares to be issued as Merger Consideration after giving effect to the reverse split of Parent Common Shares (such stock certificates being hereinafter referred to as the “Exchange Fund”). Except as contemplated by Section 4.2(c), the Exchange Fund will not be used for any other purpose.

(ii) As promptly as practicable after the Effective Time and the reverse split of Parent Common Shares, the Surviving Corporation shall cause the Exchange Agent to mail (and to make available for collection by hand) to each Holder (A) a letter of transmittal (in a form approved by the Company), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other customary provisions as Parent and the Surviving Corporation may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration after giving effect to the reverse split of Parent Common Shares, together with any dividends or distributions with respect thereto or cash in lieu of fractional shares of Parent Common Shares to which such Holder is entitled pursuant to Section 4.1(a).

(iii) Each Holder of a Certificate representing any Company Common Shares that have been converted into a right to receive the Merger Consideration set forth in Section 4.1(a) shall, upon surrender of such Certificate for cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed in accordance with the instructions thereto, be entitled to receive in exchange therefor a certificate or certificates representing that number of whole Parent Common Shares to which such Holder is entitled pursuant to Section 4.1(a) after taking into account all Company Common Shares held by such Holder and the reverse split of Parent Common Shares and the Certificate(s) so surrendered shall forthwith be marked canceled. No interest will be paid or accrued on any Merger Consideration payable upon due surrender of the Certificates. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(iv) In the event of the surrender of a Certificate that is not registered in the transfer records of the Company under the name of the Person surrendering such Certificate, the Merger Consideration shall be paid to such a transferee if such Certificate is presented to the Exchange Agent and such Certificate is duly endorsed or is accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid. If any Merger Consideration is to be delivered to a Person whose name is other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such delivery that the Person requesting such delivery shall pay any transfer or other Taxes required to be paid by reason of such delivery to a Person whose name is other than that of the Holder of the Certificate surrendered or shall establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.

(b) Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Company Common Shares, except as otherwise provided herein or by Applicable Law. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be marked canceled and exchanged as provided in this Article IV.

(c) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the Holders and other eligible Persons in accordance with this Article IV following one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any Holder who has not previously complied with this Article IV shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of its claim for Merger Consideration.

(d) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Company Common Shares for purposes of this Article IV.

(e) Distributions with Respect to Unexchanged Parent Common Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date after the Effective Time will be paid to the Holder of any unsurrendered Certificate with respect to Parent Common Shares represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such Holder pursuant to Section 4.5, until the Holder of such Certificate surrenders such Certificate. Subject to the effect of escheat, tax or other Applicable Laws, following surrender of such Certificate, there will be paid to the Holder of the certificates representing whole Parent Common Shares issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional Parent Common Share to which such Holder is entitled pursuant to Section 4.5 and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole Parent Common Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole Parent Common Shares.

(f) No Further Rights in Company Common Shares.  All Parent Common Shares issued upon conversion of the Company Common Shares in accordance with the terms hereof (including cash paid pursuant to Section 4.2(e) or Section 4.5) will be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Shares.

(g) No Liability.  None of Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 4.3  Treatment of Company Equity Compensation.

(a) Company Employee Options.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Holder of any Company Common Shares or Company Employee Options, Company Employee Options shall cease to represent a right to acquire Company Common Shares and shall automatically be converted into an option (a “Company Converted Option”) to purchase Parent Common Shares. The number of Parent Common Shares subject to each Company Converted Option shall be equal to the product of the number of Company Common Shares subject to such Company Employee Option multiplied by the Exchange Ratio; provided, that any fractional Parent Common Shares resulting from such multiplication shall be rounded down to the nearest whole share. The exercise price per share of each Company Converted Option shall equal the quotient of (A) the exercise price per share under the corresponding Company Employee Option divided by (B) the Exchange Ratio; provided, that such exercise price shall be rounded up to the nearest whole cent. Each such Company Converted Option will otherwise have substantially the same terms and conditions as the corresponding Company Employee Option, including vesting and term of exercise.

(b) Company Restricted Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Holder of any Company Common Shares or Company Restricted Stock, Company Restricted Stock shall automatically be converted in accordance with Section 4.1(a) hereof into Parent Common Shares, provided such Parent Common Shares will be subject to the same restrictions that applied to the Company Restricted Stock immediately prior to the Effective Time.

Section 4.4  Employee Stock Purchase Plan.  The Company shall take all commercially reasonable actions necessary to cause all offering periods under the Company’s Employee Stock Purchase Plan to end on or before five (5) business days prior to Closing.

Section 4.5  Fractional Shares.  Notwithstanding any other provision of this Agreement to the contrary, no fractional Parent Common Shares will be issued pursuant to the Merger or the reverse stock split. Entitlement of holders of Parent Common Shares after the Merger and the reverse stock split to payment in lieu of fractional shares shall be determined after the completion of the reverse stock split. All holders of Parent Common Shares otherwise entitled to receive a fractional share of Parent Common Shares pursuant to the Merger and/or the reverse stock split shall be entitled to receive a cash payment in lieu thereof in an amount equal to such holder’s pro rata share of the total net proceeds of a sale (which shall take place as soon as practicable after the Closing Date and the completion of the reverse stock split) at the then prevailing prices on the open market by the transfer agent of a number of Parent Common Shares equal to the aggregate of all such fractional shares. Such fractional share interests shall not entitle the owner thereof to any dividends or other distributions made in respect of Parent Common Shares or to the right to vote or any other rights of a shareholder of Parent.

Section 4.6  Recalculated Exchange Ratio.

(a) In the event that, between the date hereof and the Effective Time, there occurs any Company Issuance, Company Purchase, Company Dividend or Company Asset Sale, then the Company shall prepare the following computation (the “Recalculated Exchange Ratio”):

Recalculated Exchange Ratio =	[(1.4 × (A − D − F) + B − C) ÷ G] + [(E − I) ÷ H]

5.17

Where:

A =	Company Book Value plus the proceeds received or to be received by the Company upon exercise of all rights to receive Company Common Shares (whether or not such rights are vested or subject to the satisfaction of conditions precedent) other than those rights arising from issuances, or agreements to issue, in connection with or pursuant to (i) any exercise of Company Employee Options, (ii) any Company Benefit Plan or (iii) any Permitted Officer Share Transaction

B = Company Issuance Consideration

C = Company Purchase Consideration

D = Company Dividend Amount

E =	The positive dollar amount, if any, by which $60 million exceeds the amount of Special Dividend paid prior to the Closing Date

F =	Company Asset Sale Reduction Amount

G =	33,560,385 plus any Company Common Shares issued pursuant to a Company Issuance less any Company Common Shares purchased pursuant to a Company Purchase plus any Company Common Shares that will be deliverable upon exercise of all rights to receive Company Common Shares (whether or not such rights are vested or subject to the satisfaction of conditions precedent), other than those rights arising from issuances, or agreements to issue, in connection with or pursuant to (i) any exercise of Company Employee Options, (ii) any Company Benefit Plan or (iii) any Permitted Officer Share Transaction

H = 33,868,998

I = $60 million

(b) Rules Applicable to Computation of Recalculated Exchange Ratio.  For purposes of the computation to be made pursuant to Section 4.6(a), the following provisions shall apply:

(i) Type of Consideration.

(A) Cash Consideration.  In case of any transaction described in Section 4.6(a) involving the receipt or payment of cash, the consideration shall be deemed to be the cash proceeds before deducting any commissions or other expenses paid or incurred for any underwriting of, or otherwise in connection with the issuance of any equity securities.

(B) Non-Cash Consideration.  In case of any transaction described in Section 4.6(a) involving the receipt or payment of consideration other than cash, or a consideration a part of which shall be other than cash, the amount of the consideration other than cash shall be deemed to be the value of such consideration at the time of its receipt or payment as determined in good faith and approved by the Audit Committee of the Company Board, except that where the non-cash consideration consists of the cancellation, surrender or exchange of outstanding obligations of the Company (or where such obligations are otherwise converted into Company Common Shares), the value of the non-cash consideration shall be deemed to be the principal amount of the obligations canceled, surrendered, satisfied, exchanged or converted. If such non-cash consideration consists in whole or in part of publicly traded securities (i.e., in lieu of cash), the value of such non-cash consideration shall be the aggregate fair market value of such securities (based on the latest reported sale price) as of the close of the day immediately preceding the date of their receipt or payment.

(ii) Options, Warrants, Convertibles, Etc.

(A) In case of any transaction described in Section 4.6(a) involving (1) any security that is convertible into Company Common Shares or (2) any rights, options or warrants to purchase Company Common Shares, there shall be deemed to have been issued or purchased, for the consideration described below, the number of Company Common Shares into which such convertible security may be converted when first convertible, or the number of Company Common Shares deliverable upon the exercise of such rights, options or warrants when first exercisable, as the case may be; provided, however, that this Section 4.6(b)(ii) shall not apply to Company Employee Options.

(B) The consideration deemed to be received or paid at the time of any transaction involving such convertible securities or such rights, options or warrants shall be the consideration so received determined as provided in Sections 4.6(b)(i)(A) and 4.6(b)(i)(B) hereof plus (x) any consideration or adjustment payment to be received or paid in connection with such conversion or, as applicable, (y) the aggregate price at which Company Common Shares are to be delivered upon the exercise of such rights, options or warrants when first exercisable (or, if no price is specified and such Company Common Shares are to be delivered at an option price related to the fair market value of the subject Company Common Shares, an aggregate option price bearing the same relation to the fair market value of the subject Company Common Shares at the time such rights, options or warrants were granted).

(iii) Consideration to be Paid or Received.  In the event that any transaction described in Section 4.6(a) is not completed prior to the Effective Time, then the amount to be paid or received in connection with such transaction shall be determined as of the date of the public announcement of such transaction.

(c) Procedure.  The computation of the Recalculated Exchange Ratio shall be prepared in accordance with this Agreement and, to the extent applicable, in accordance with U.S. GAAP applied on a basis consistent with the Company Financial Statements. The Company shall deliver to Parent the computation of the Recalculated Exchange Ratio at least five (5) Business Days prior to the Effective Time. Such computation shall be accompanied by: (i) an explanation of the computation and the methodology employed; (ii) certificates of the Chief Executive Officer and Chief Financial Officer of the Company and of Ernst & Young LLP certifying that the computation is a true and correct calculation, has been prepared in accordance with this Agreement and, to the extent applicable, in accordance with U.S. GAAP applied on a basis consistent with the Company Financial Statements, and that, to the extent applicable, the components of the computation are based on and consistent with the Company Financial Statements and the books and records of the Company; and (iii) a Certificate of the Secretary of the Company, in the form attached hereto as Exhibit D, certifying as to the good faith determination and approval by the Audit Committee of the value of all non-cash consideration pursuant to Section 4.6(b)(i)(B), attached to which shall be the resolution or resolutions of the Audit Committee and detailed documentation showing the calculation of such value.

ARTICLE V

Representations and Warranties of the Company

Except as otherwise disclosed to Parent in a schedule (the “Company Disclosure Schedule”) delivered to it by the Company prior to the execution of this Agreement (it being understood that each section or schedule of such Company Disclosure Schedule qualifies the correspondingly numbered representation, warranty or covenant hereof only to the extent specified therein and such other representations, warranties or covenants only to the extent a matter in such section or schedule is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent) and except as readily apparent from disclosure in the Company Reports publicly available prior to the date hereof (other than disclosures in the “Risk Factors” and “Forward Looking Statements” sections of the Company Reports and any other disclosures included in any such Company Reports that are predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1  Corporate Status.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Company is duly qualified or licensed to own, lease and operate its properties and to carry on its business as is now being conducted in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of its Organizational Documents, as amended and in effect on the date hereof.

Section 5.2  Company Subsidiaries.

(a) Schedule 5.2(a) of the Company Disclosure Schedule sets forth the name of each Subsidiary owned (whether directly or indirectly) by the Company (collectively, the “Company Subsidiaries”), and the state or jurisdiction of its organization. Each Company Subsidiary is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate, limited liability company or partnership power and authority, as the case may be, to own, lease and operate its properties and to carry on its business as is now being conducted. Each Company Subsidiary is duly qualified as a foreign corporation to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances.

(c) Schedule 5.2(c) of the Company Disclosure Schedule sets forth each of the Company Subsidiaries conducting any insurance or reinsurance business (the “Company Insurance Subsidiaries”) and lists the jurisdiction of domicile of each Company Insurance Subsidiary.

Section 5.3  Capitalization.

(a) Authorized; Designations.  As of the date hereof, the authorized capital stock of the Company consists of seventy million (70,000,000) shares of Common Stock, par value $0.10 per share (the “Company Common Shares”), and five million (5,000,000) shares of Preferred Stock, par value $0.10 per share, of which 4,296,296 have been designated as “Series A Mandatorily Convertible Preferred Stock” (the “Company Series A Preferred Shares”).

(b) Issued and Outstanding.  As of the date hereof:

(i) 33,032,876 Company Common Shares were issued and outstanding;

(ii) 500,000 Company Series A Preferred Shares were issued and outstanding;

(iii) no Company Common Shares were held in treasury by the Company;

(iv) 2,234,581 Company Common Shares were subject to outstanding Company Employee Options; and

(v) 2,406,262 Company Common Shares were reserved for issuance pursuant to the Company’s stock plans listed on Schedule 5.3(b) of the Company Disclosure Schedule.

Except as set forth above, as of the date hereof, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. All issued and outstanding Company Common Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(c) There are no preemptive or similar rights granted by the Company or any Company Subsidiary on the part of any Holders of any class of securities of the Company or any Company Subsidiary. Except as set forth above, neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the Holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter (“Company Voting Debt”). Except as set forth above, there are not, as of the date hereof, any Company Employee

Options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Company Voting Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such Company Employee Option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to Holders of capital stock of, or other equity interests in, the Company. As of the date hereof, there are not any outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries.

(d) All outstanding Company Common Shares, all outstanding Company Employee Options and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with all Applicable Laws.

(e) The exercise price of each Company Employee Option is no less than the fair market value of a Company Common Share as determined on the date of grant of such Company Common Share. All grants of Company Employee Options were properly approved by the Company Board (or a duly and validly appointed committee thereof) in compliance with all Applicable Law and were recorded on the Company Financial Statements in accordance with U.S. GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

(f) The Company has furnished, as of the date hereof, the following information with respect to each Company Employee Option outstanding as of the date hereof: (i) the name of the optionee; (ii) the particular Company stock option plan pursuant to which it was granted; (iii) the number of Company Common Shares subject to it; (iv) the exercise price; (v) the date on which it was granted; (vi) the vesting schedule; (vii) the expiration date; (viii) whether the exercisability will be accelerated or redeemed in any way in connection with the transactions contemplated by this Agreement and, if so, the extent of acceleration or redemption; and (ix) whether it is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

Section 5.4  Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the stockholders of the Company, (iii) directing that this Agreement be submitted to a vote at a meeting of the Company’s stockholders, (iv) recommending that the Company’s stockholders adopt this Agreement and (v) declaring that this Agreement is advisable. The approval of this Agreement, the Merger and the other transactions contemplated hereby by the Company Board referred to in this Section 5.4(b) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on “business combinations” (as such term is defined therein) set forth in Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. No other “fair price”, “moratorium”, “control share acquisition” or other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement. There is no rights agreement, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company or any Company Subsidiary is a party or by which it or they are bound with respect to any capital stock of or other equity interest in the Company.

(c) The only vote of holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Shares and the Company Series A Preferred Shares (on an as-converted basis), voting together as a single class (the “Company Stockholder Approval”).

Section 5.5  Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by the Company and consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for (i) the approvals of the Governmental Entities set forth on Schedule 5.5(a) of the Company Disclosure Schedule (the “Company Required Regulatory Approvals”); (ii) the pre-merger notification requirements under the HSR Act; (iii) the applicable requirements of the Exchange Act; (iv) the filing of the Certificate of Merger pursuant to the DGCL; (v) any registration, filing or notification required pursuant to state securities or blue sky laws; and (vi) any such consent, approval, authorization, permit, filing, or notification, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except for the Company Stockholder Approval or as contemplated by Section 5.5(a), no consent or approval of any other Person is required to be obtained by the Company for the execution, delivery or performance of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not reasonably be expected to have a Company Material Adverse Effect.

(c) None of the execution, delivery or performance of this Agreement by the Company or, subject to the receipt of the Company Stockholder Approval, consummation by the Company of the transactions contemplated hereby or compliance by the Company with any provisions hereof, will (i) violate any provision of the Organizational Documents of the Company or any Company Subsidiary; (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets may be bound; (iii) result in the creation or imposition of any Encumbrance upon any property or asset of the Company or any Company Subsidiary; or (iv) violate or conflict with any law to which the Company or any Company Subsidiary, is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which would not, individually or in the aggregate, have or be reasonably expected to have, a Company Material Adverse Effect.

Section 5.6  Company Financial Statements; SEC Reports.

(a) The Company Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) as in effect on the respective dates thereof, applied on a consistent basis throughout the periods presented, subject, in the case of interim unaudited Company Financial Statements, only to normal, recurring year-end adjustments, none of which are expected to be material in nature. The consolidated balance sheets included in the Company Financial Statements present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity, and consolidated statements of cash flows included in such Company Financial Statements present fairly in all material respects the results of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated.

(b) The term “Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company Reports together, in the case of year-end statements, with reports thereon by Ernst & Young LLP, the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

(c) The Company and each Company Subsidiary has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the SEC since January 1, 2004 (the “Company Reports”). As of its respective date, each Company Report complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) With respect to each Company Report that is a report on Form 10-K or 10-Q or an amendment thereto, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports.

Section 5.7  Statutory Statements.

(a) The Company has previously furnished to Parent true and complete copies of the following statutory statements, in each case together with all exhibits, schedules and notes thereto and any affirmations and certifications filed therewith: (i) the audited annual statement of each Company Insurance Subsidiary as at December 31 in each of the years ended 2003, 2004 and 2005 and (ii) the unaudited annual statement of each Company Insurance Subsidiary for the year ended December 31, 2006 (collectively, the “Company Statutory Statements”).

(b) The Company Statutory Statements (i) were prepared in conformity with statutory accounting practices prescribed or permitted by the relevant insurance regulator applied on a consistent basis (“SAP”), except as expressly set forth within the subject financial statements and (ii) present fairly to the extent required by and in conformity with SAP, except as set forth in the notes, exhibits or schedules thereto, in all material respects the statutory financial condition and statutory results of operation of each Company Insurance Subsidiary as of the dates and for the periods therein specified.

Section 5.8  Absence of Certain Changes or Events.  Except as contemplated by this Agreement, from December 31, 2006 to the date hereof: (a) the Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business; (b) there has not been any event, condition, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (c) the Company and its Subsidiaries have not taken any action (or failed to take any action) that, if taken (or failed to be taken) during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 7.1.

Section 5.9  Litigation.

(a) Set forth on Schedule 5.9(a) of the Company Disclosure Schedule is a true and complete list as of the date hereof of all Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary as of the date hereof, except for those Proceedings that (i) do not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement and (ii) have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary except those that, individually or in the aggregate, (x) do not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, or (y) have not had and would not reasonably be expected to have a Company Material Adverse Effect, other than those Proceedings set forth on Schedule 5.9(a) of the Company Disclosure Schedule.

(b) With respect to any Proceedings pending or threatened against the Company or any Company Subsidiary that are set forth on Schedule 5.9(a) of the Company Disclosure Schedule, there has not been any change in circumstance since December 31, 2006 except as individually or in the aggregate, (i) do not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, or (ii) have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Neither the Company nor any Company Subsidiary nor any of their respective properties is or are a party or subject to or in default under any Judgment except as individually or in the aggregate, (i) do not and would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, or (ii) have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d) To the Knowledge of the Company, since December 31, 2006, there have been no formal or informal SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations or material whistle-blower complaints pending or threatened or otherwise involving the Company or any Company Subsidiary, including, regarding any accounting practices of the Company, any broker compensation issues or any conduct by any executive officer of the Company.

Section 5.10  Absence of Undisclosed Liabilities.  The Company and the Company Subsidiaries do not have any liabilities of any nature (whether accrued, absolute, asserted or unasserted, contingent or otherwise), except for liabilities (a) reflected on or reserved against in the Company’s consolidated balance sheet as of December 31, 2006 included in the Company Financial Statements, (b) liabilities incurred in the Ordinary Course of Business since December 31, 2006 and (c) liabilities which, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.11  Title to Property.

(a) Schedule 5.11(a) of the Company Disclosure Schedule sets forth the location and description of all real property owned by the Company or any of the Company Subsidiaries as of the date hereof.

(b) Each of the Company and the Company Subsidiaries (a) has good and valid title to all of its properties, assets and other rights that would not constitute real property (other than Intellectual Property), free and clear of all Encumbrances and (b) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible (other than Intellectual Property), necessary to permit the Company and the Company Subsidiaries to carry on their business, in each case, except for Permitted Encumbrances or where the failure to have such good and valid title, own such assets, have such valid leasehold interests or have such valid contractual rights have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.12  Insurance.  Copies of all Company Insurance Policies have been provided or made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect and (b) neither the Company nor any Company Subsidiary (i) is in material breach or default or (ii) has taken any action or failed to take any action, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under any policy.

Section 5.13  Disclosure Documents.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement, contains or will contain, as applicable, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus, on the date it is first mailed to the Company’s stockholders or Parent’s shareholders or at the time of the Company Stockholders Meeting, the Parent Shareholders Meeting or at the Effective Time, contains or will contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

Section 5.14  Brokers.  Other than Bear, Stearns & Co. Inc. and Friedman Billings Ramsey & Co., Inc., there is no Person that may be entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Bear, Stearns & Co. Inc. and Friedman Billings Ramsey & Co., Inc. relating to the Merger or other transactions contemplated by this Agreement.

Section 5.15  Contracts.

(a) As of the date hereof, there are no Contracts to which the Company or any Company Subsidiary is a party, or by which any of them is bound, which are or would be required to be filed or listed as an exhibit to the Company Reports (any Contracts so filed or listed or required to be so filed or listed collectively, together with the Company Non-Compete Contracts and the Executive Contracts, the “Company Material Contracts”) which have not been so filed or listed. There are no Contracts to which the Company or any Company Subsidiary is a party or by which they are bound which contain provisions restricting or limiting the Company’s or any Company Subsidiary’s ability to compete or otherwise engage in specified lines of business, in any material respect (each, a “Company Non-Compete Contract”) and, except for Contracts and dealings incident to such person’s position as a director, officer or employee of the Company or any Company Subsidiary which are set forth in Schedule 5.15(a) of the Company Disclosure Schedule (the “Executive Contracts”), there are no material Contracts or material business dealings between the Company or any Company Subsidiary, on the one hand, and any director, officer or employee of the Company or any Company Subsidiary or any entity of which any such director, officer or employee serves as a senior officer or director, on the other.

(b) (i) Each Company Material Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto (except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally, or by general principles of equity, none of which conditions, to the Knowledge of the Company, exist as of the date hereof ) and is in full force and effect; and (ii) there is no material default or claim of material default under any Company Material Contract by the Company or the Company Subsidiary party thereto, or to the Knowledge of the Company, by any other party thereto, and, to the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by the Company or the Company Subsidiary party thereto or by any other party thereto, or would permit material modification, acceleration or termination thereof.

(c) The Company has filed each Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K.

Section 5.16  Compliance with Law.

(a) Applicable Law.  The businesses of the Company and its Subsidiaries are being, and have at all times been, conducted in compliance, in all material respects, with Applicable Law. No notice has been given of any violation of any Applicable Law, except for any violation or possible violation that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.

(b) Sarbanes-Oxley Act.

(i) The Company is in compliance, in all material respects, with (i) the provisions of the Sarbanes-Oxley Act and (ii) the listing and corporate governance rules and regulations of the NASDAQ applicable to the Company as of the date of this Agreement. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the effectiveness of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has arranged any “extensions of credit” to any executive officer or director of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act. The Company has previously made available to Parent a true and complete copy of any reports by the Company’s management to the Company Board or any committee thereof relating to compliance with the Sarbanes-Oxley Act, as well as the reports of any outside consultant or auditor with respect thereto, for periods after December 31, 2004.

(ii) The management of the Company has (i) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or caused such disclosure control and procedures to be designed and implemented under their supervision to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to management of the Company, by others within those entities. Since December 31, 2005, the Company has disclosed to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2005, any material change in internal control over financial reporting required to be disclosed in any Company Report has been so disclosed.

(iii) Since December 31, 2006, (i) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary has received or otherwise has Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls relating to periods after December 31, 2006, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2006, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.

(iv) As of the date hereof, to the Knowledge of the Company, the Company has not identified any material weaknesses in its system of internal controls over financial reporting. To the Knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Foreign Corrupt Practices Act.  None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any of their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Federal, state or foreign law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

(d) Exchange Act.  None of the Company Subsidiaries is, or has at any time since January 1, 2002 been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

Section 5.17  Permits.  (a) The Company and each of the Company Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses (including insurance licenses), authorizations, permits, certificates, inspections and franchises (collectively, the “Company Permits”) necessary to continue to conduct the business of the Company or such Company Subsidiary in the Ordinary Course of Business (including being duly licensed to write each line of business reported as being written in the Company Statutory Statements, if applicable) and to own or lease and operate the assets and properties necessary for the conduct by the Company or such Company Subsidiary of their business in the Ordinary Course of Business, all of which are valid and in full force and effect, except for such failures that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) The Company Insurance Subsidiaries are duly licensed, authorized, approved or accredited (as required by the respective jurisdiction) to conduct an insurance or reinsurance business in the jurisdictions listed on Schedule 5.17(b) of the Company Disclosure Schedule, and are not transacting any insurance or reinsurance business in any jurisdiction in which they are not so licensed, authorized, approved, accredited (as the case may be) or otherwise permitted to transact such business.

(c) Except as set forth on Schedule 5.17(c) of the Company Disclosure Schedule:

(i) neither the Company nor any Company Subsidiary has received any notice, oral or written, (A) that it is required to obtain, or that it is engaging in any activity that would require it to obtain, any Company Permits that it does not now possess that are necessary for the conduct by the Company or such Company Subsidiary of their business in the Ordinary Course of Business or (B) that it is engaging in any activity that would cause modification, limitation, nonrenewal, revocation or suspension of any Company Permits that are necessary for the conduct by the Company or such Company Subsidiary of their business in the Ordinary Course of Business and no action, inquiry, investigation or proceeding looking to or contemplating any of the actions specified in clauses (A) and (B) above is pending or, to the Knowledge of the Company, threatened;

(ii) all reports, statements, documents, registrations, filings and submissions to state insurance regulatory authorities that are necessary for the conduct by the Company or such Company Subsidiary of their business in the Ordinary Course of Business submitted or made by the Company or the Company Subsidiaries complied in all material respects with Applicable Law in effect when filed, and in each instance were filed in all material respects on a timely basis;

(iii) no material deficiencies have been asserted by any such Governmental Entities with respect to any such reports, statements, documents, registrations, filings or submissions that have not been satisfied in all material respects; and

(iv) the Company has delivered or made available for inspection by Parent true and complete copies of all quarterly and annual statutory statements, reports of examinations and market conduct studies made by the Company Subsidiaries with any Governmental Entities since January 1, 2003, including each Company Statutory Statement, and any reports of examination or market conduct studies relating to any Company Subsidiary issued by any Governmental Entities since December 31, 2003, and all such quarterly and annual statutory statements, reports of examinations and market conduct studies were in all material respects true, complete and accurate when filed.

(d) The Company has delivered or made available for inspection by Parent true and complete copies of all financial examination, market conduct or other reports of U.S. state insurance departments with respect to any U.S. Company Insurance Subsidiary and any equivalent reports of Insurance Regulators with respect to any non-U.S. Company Insurance Subsidiaries which have been completed since January 1, 2003. Since January 1, 2003, no violations material to the financial condition of any Company Insurance Subsidiary have been asserted in writing by any Insurance Regulator, other than any violation which has been cured or otherwise resolved to the satisfaction of such Insurance Regulator or which is no longer being pursued by such Insurance Regulator following a response by the relevant Company Insurance Subsidiary. Neither the Company nor any of its Subsidiaries is in default under or in violation of any Order, stipulation, decree, award or judgment entered into with or issued by any Insurance Regulator; nor has any of the Company or any of its Subsidiaries received any notice of any such default or violation that remains uncorrected.

Section 5.18  Reserves.  The reserves for future payment of benefits, losses, claims, expenses and similar purposes (including claims litigation) under all insurance policies, reinsurance agreements or retrocessional agreements to which any Company Insurance Subsidiary is a party reflected in, or included with, the financial statements set forth in the Company Statutory Statements and Company Financial Statements (i) have been computed in all material respects in accordance with presently accepted actuarial standards consistently applied and prepared in accordance with applicable SAP or U.S. GAAP, as applicable, consistently applied; (ii) have been computed based on actuarial assumptions that are consistent in all material respects with applicable Contract provisions and with those used to compute the corresponding items in the Company Statutory Statements and the Company Financial Statements; (iii) have been computed on the basis of assumptions consistent with those used to compute the corresponding items in such financial statements; and (iv) have been computed in accordance with the requirements for reserves established by the insurance departments of the state of domicile of each Company Insurance Subsidiary. The Company has made available to Parent a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, with respect to any Company Insurance Subsidiary as of any date on or after December 31, 2004, together with all attachments, addenda, supplements and modifications thereto.

Section 5.19  Reinsurance.

(a) Copies of all retrocession and reinsurance agreement pursuant to which a Company Subsidiary has ceded, transferred, reinsured or assumed any obligations or liabilities under any reinsurance or insurance agreement with respect to which such Company Subsidiary has booked any liability or recoverable or under which such Company Subsidiary has any contingent liabilities or rights (collectively, the “Company Reinsurance Agreements”) have been provided or made available to Parent. Each Company Reinsurance Agreement is in full force and effect, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Company Reinsurance Agreement is a valid and binding agreement of the applicable Company Subsidiary, enforceable against such Company Subsidiary in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally, or by principles of equity, none of which conditions, to the Knowledge of the Company, exist as of the date hereof). To the Knowledge of the Company, each Company Reinsurance Agreement is a valid and binding obligation of each other party thereto, enforceable against such party in accordance with the terms of such Company Reinsurance Agreement (except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally, or by principles of equity, none of which conditions, to the Knowledge of the Company, exist as of the date hereof).

(b) Each Company Subsidiary party to a Company Reinsurance Agreement pursuant to which a Company Subsidiary has ceded, transferred or reinsured any obligations or liabilities (“Company Retrocession Agreements”) is entitled to take full credit (except as set forth on Schedule F of such Company Subsidiary’s Company Statutory Statement) in its respective Company Statutory Statements pursuant to Applicable Law for all reinsurance and coinsurance ceded pursuant to any Company Retrocession Agreement to which such Company Subsidiary is a party. No notice of intended cancellation or termination has been received by the Company or any of the Company Subsidiaries from any of the other parties to such Company Retrocession Agreements.

Section 5.20  Taxes.

(a) The Company and each of the Company Subsidiaries has timely filed, or has caused to be timely filed, in the manner required by law (after taking into account all applicable extensions) with the appropriate Taxing Authority all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any of the Company Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of the Company and each of the Company Subsidiaries (whether or not shown on any Tax Return) that have become due or payable have been fully and timely paid in the manner required by law (after taking into account all applicable extensions), or such Taxes are being contested in good faith and proper accruals pursuant to U.S. GAAP have been established on the Company’s consolidated financial statements with respect thereto. There are no liens for any material amount of Taxes (other than a lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of the Company or any of the Company Subsidiaries.

(b) Neither the Company nor any of the Company Subsidiaries has received any notice of any disputes, claims, audits, examinations, assessments or proposed assessments regarding any material amount of Taxes, and there are no disputes, claims, audits, examinations, assessments or proposed assessments regarding any material amount of Taxes of the Company or any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries that (i) are pending or (ii) have been threatened in writing , unless such Taxes are being contested in good faith and proper accruals pursuant to U.S. GAAP have been established on the Company’s consolidated financial statements with respect thereto. Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations in respect of any material amount of Taxes or agreed to a material Tax assessment or deficiency.

(c) Proper accruals pursuant to U.S. GAAP have been established (and until the Closing Date will be maintained) on the Company’s consolidated financial statements adequate to pay all Taxes of the Company and each of the Company Subsidiaries not yet due and payable.

(d) The Company is not now and has never been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(e) The Company and each of the Company Subsidiaries have delivered or made available to Parent correct and complete copies of all (i) Tax Returns filed by or including the Company or any of the Company Subsidiaries and (ii) all examination reports by a Taxing Authority and other relevant written materials with respect to audits (whether proposed, threatened, pending or concluded) related to the three taxable years ending prior to the Closing Date of the Company or any of the Company Subsidiaries.

Section 5.21  Benefit Plans; Employees and Employment Practices.

(a) The Company has delivered or made available to the Company true, complete and correct copies of each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions of the material terms thereof).

(b) Each Company Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code and all other Applicable Laws.

(c) With respect to each Company Pension Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not reasonably be expected to have a Company Material Adverse Effect: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) on the date of the last actuarial valuation, the fair market value of the assets of such Company Pension Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Pension Plan (whether or not vested) based upon the actuarial assumptions set forth in the most recent actuarial report for such Company Pension Plan; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Company Pension Plan.

(d) To the Knowledge of the Company, all Company Pension Plans have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the IRS, or a timely application therefor has been filed, to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code; and, to the Knowledge of the

Company, no circumstances exist and no events have occurred that could adversely affect the qualification of any Company Pension Plan or the related trust.

(e) Neither the Company nor any of its Subsidiaries has been required at any time or is required currently to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a material liability of the Surviving Corporation following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. For purposes hereof, “Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, (c) under Section 4971 of the Code, and (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(g) Neither the Company nor its Subsidiaries has any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof under Company Benefit Plans, other than Company Pension Plans and other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or other Applicable Law.

(h) There are no pending or, to the Company’s Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Company Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company, any of its Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of a Company Benefit Plan, other than routine claims for benefits.

(i) The Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws and Orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including without limitation all such laws, regulations and orders relating to wages, hours, employment standards, the WARN Act, Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, HIPAA, ERISA, Family and Medical Leave Act, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax as may be necessary for the conduct by the Company or any Company Subsidiary of their business in the Ordinary Course of Business.

(j) The Company has provided to Parent a true and complete list of all Company Employee Options and Company Restricted Stock, identifying separately those Company Employee Options and shares of Company Restricted Stock that will be accelerated or vested prior to the Effective Time. No other Company Employee Options or shares of Company Restricted Stock will be accelerated or vested prior to the Effective Time.

Section 5.22  Intellectual Property.

(a) Except as would not be reasonably expected to have a Company Material Adverse Effect: (i) the Company or one of the Company Subsidiaries is the owner of, free and clear of any Encumbrance (other than Permitted Encumbrances), or has a valid right or license to, all Intellectual Property necessary for the conduct of its business as now conducted (all such Intellectual Property, the “Company IP Rights”); (ii) the Company and Company Subsidiaries have taken commercially reasonable actions to protect the Company IP Rights; (iii) to the Company’s Knowledge, the rights of the Company and/or the Company Subsidiaries in the Company IP Rights are valid and enforceable; (iv) to the Company’s Knowledge, neither the Company nor any Company Subsidiary is infringing or misappropriating, and has not infringed or misappropriated, any Intellectual Property of any other Person; (v) the Company IP Rights that have been licensed by the Company or the Company Subsidiaries are being used substantially in accordance with the applicable licenses pursuant to which the Company or the Company Subsidiaries acquired the right to use such Company IP Rights; and (vi) to the Company’s Knowledge, no Person is infringing or misappropriating any Company IP Rights owned by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any written demand, claim or notice from any Person in respect of the Company IP Rights which challenges the validity of, or the rights of the Company or such Company Subsidiary in, any such Company IP Rights.

Section 5.23  Information Technology.

(a) Except as would not be reasonably expected to have a Company Material Adverse Effect, the material Company IT Systems (i) have been reasonably maintained and (ii) are in good working condition to perform all information technology operations necessary for the conduct of the business of the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business of the Company or any of the Company Subsidiaries.

(b) To the Knowledge of the Company, the Company and each of the Company Subsidiaries are in material compliance with all Applicable Laws regarding the collection, use and protection of personal information and with the Company’s and the Company Subsidiaries’ published and internal privacy and data security policies and procedures.

(c) The Company and the Company Subsidiaries have established and are in compliance with commercially reasonable security programs that are designed to protect (A) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate and (B) the security, confidentiality and integrity of all confidential or proprietary data except, in each case, which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has suffered a material security breach with respect to their data or systems, and neither the Company nor any of the Company Subsidiaries has notified consumers or employees of any information security breach involving in connection with such consumers’ confidential information or such employees’ confidential information.

Section 5.24  Parent Common Shares Ownership.  Neither the Company nor any of its Subsidiaries beneficially owns any Parent Common Shares or other securities convertible into or exercisable for Parent Common Shares.

Section 5.25  Investment Company.  Neither the Company nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and neither the Company nor any of its Subsidiaries sponsors any person that is such an investment company.

Section 5.26  Opinion of Financial Advisor.  The Company has received an opinion from Bear, Stearns & Co. Inc., dated as of the date hereof, to the effect that as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Shares. A copy of this opinion has been or will be provided to Parent as of the date hereof.

Section 5.27  Bids and Quotes.  The Company has never provided or submitted a false, sham, phony or otherwise artificial bid or quote with respect to prospective insurance business.

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

Except as otherwise disclosed to the Company in a schedule (the “Parent Disclosure Schedule”) delivered to it by Parent prior to the execution of this Agreement (it being understood that each section or schedule of such Parent Disclosure Schedule qualifies the correspondingly numbered representation, warranty or covenant hereof only to the extent specified therein and such other representations, warranties or covenants only to the extent a matter in such section or schedule is disclosed in such a way as to make its relevance to such other representation, warranty or covenant readily apparent) and except as readily apparent from disclosure in the Parent Reports publicly available prior to the date hereof (other than disclosures in “Factors Affecting Future Results of Operations,” “Risk Factors” and “Forward Looking Statements” sections of the Parent Reports and any other disclosures included in any such Parent Reports that are predictive or forward-looking in nature) Parent represents and warrants to the Company as follows:

Section 6.1  Corporate Status.  Parent is a company duly organized, validly existing and in good standing under the laws of Bermuda and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Parent is duly qualified or licensed to own, lease and operate its properties and to carry on its business as is now being conducted in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of its Organizational Documents, as amended and in effect on the date hereof.

Section 6.2  Parent Subsidiaries.

(a) Schedule 6.2(a) of the Parent Disclosure Schedule sets forth the name of each Subsidiary owned (whether directly or indirectly) by Parent (collectively, the “Parent Subsidiaries”), and the state or jurisdiction of its organization. Each Parent Subsidiary is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate, limited liability company or partnership power and authority, as the case may be, to own, lease and operate its properties and to carry on its business as is now being conducted. Each Parent Subsidiary is duly qualified as a foreign corporation to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Parent Subsidiaries. All of such shares and other equity interests so owned by Parent are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances.

(c) Schedule 6.2(c) of the Parent Disclosure Schedule sets forth each of the Parent Subsidiaries conducting any insurance or reinsurance business (the “Parent Insurance Subsidiaries”) and lists the jurisdiction of domicile of each Parent Insurance Subsidiary.

Section 6.3  Capitalization.

(a) Authorized; Designations.  As of the date hereof, the authorized capital stock of Parent consists of (i) 350,000,000 Parent Common Shares of which 20,000,000 shares have been designated Class A Common Shares (the “Parent Series A Convertible Common Shares”), 16,666,666 and two-thirds shares have been designated Class B Common Shares (the “Parent Series B Convertible Common Shares”) and 13,333,333 and one-third shares have been designated Class C Common Shares (the “Parent Series C Convertible Common Shares” and, together with the Parent Series A Convertible Common Shares and the Parent Series B Convertible Common Shares, the “Parent Convertible Common Shares”) and (ii) 30,000,000 Preferred Shares, par value $1.00 per share (the “Parent Preferred Shares”), of which 7,500 shares have been designated Series A Convertible Voting Preferred Shares (the “Parent Series A Preferred Shares”), 5,000 shares have been designated Series B Convertible Voting Preferred Shares (the “Parent Series B Preferred Shares”) and 2,500 shares have been designated Series C Convertible Voting Preferred Shares (the “Parent Series C Preferred Shares”).

(b) Issued and Outstanding.  As of the date hereof:

(i) 63,486,772 Parent Common Shares were issued and outstanding;

(ii) 4,405,238 Parent Series A Convertible Common Shares were issued and outstanding;

(iii) 3,399,020 Parent Series B Convertible Common Shares were issued and outstanding;

(iv) 1,051,089 Parent Series C Convertible Common Shares were issued and outstanding;

(v) 3,168.533 Parent Series A Preferred Shares were issued and outstanding;

(vi) 1,588.492 Parent Series B Preferred Shares were issued and outstanding;

(vii) 1,056.176 Parent Series C Preferred Shares were issued and outstanding;

(viii) 891,095 Parent Common Shares were subject to outstanding stock options; and

(ix) 2,086,163 Parent Common Shares were reserved for issuance pursuant to Parent’s stock plans listed on Schedule 6.3(b) of the Parent Disclosure Schedule.

Except as set forth above, as of the date hereof, no shares of capital stock of Parent were issued, reserved for issuance or outstanding. All issued and outstanding Parent Common Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(c) There are no preemptive or similar rights granted by Parent or any Parent Subsidiary on the part of any holders of any class of securities of Parent or any Parent Subsidiary. Except as set forth above, neither Parent nor any Parent Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent or any such Parent Subsidiary on any matter (“Parent Voting Debt”). Except as set forth above, there are not, as of the date hereof, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any of the Parent Subsidiaries is a party or by which any of them is bound (i) obligating Parent or any of the Parent Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, Parent or any Parent Voting Debt, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, Parent. As of the date hereof, there are not any outstanding contractual obligations of Parent or any of the Parent Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of the Parent Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which Parent or any of the Parent Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, Parent or any of the Parent Subsidiaries.

(d) All outstanding Parent Common Shares, all outstanding Parent Employee Options and all outstanding shares of capital stock of each Parent Subsidiary have been issued and granted in compliance with all Applicable Laws.

(e) The exercise price of each Parent Employee Option is no less than the fair market value of a Parent Common Share as determined on the date of grant of such Parent Common Share. All grants of Parent Employee Options were properly approved by the Parent Board (or a duly and validly appointed committee thereof) in compliance with all Applicable Laws and were recorded on the Parent Financial Statements in accordance with U.S. GAAP, and no such grants involved any “back-dating,” “forward-dating” or similar practices with respect to the effective date of grant.

Section 6.4  Authority; Execution and Delivery; Enforceability.

(a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Parent Shareholder Approval and the Parent Preferred Consents, to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, subject to receipt of the Parent Shareholder Approval and the Parent Preferred Consents. Parent has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Parent Special Committee, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Shares in the Merger, are advisable and fair to, and in the best interests of, Parent and its shareholders and (ii) recommending that the Parent Board approve this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Shares in the Merger.

(c) The Parent Board, at the recommendation of the Parent Special Committee, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Shares in the Merger, are advisable and fair to, and in the best interests of, Parent and its shareholders, (ii) approving this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Shares in the Merger, (iii) directing that the Parent Voting Proposal be submitted to Parent’s shareholders for their approval and (iv) recommending that Parent’s shareholders adopt the Parent Voting Proposal.

(d) The votes or consents of holders of any class or series of capital stock of Parent necessary to approve the Merger and to otherwise consummate the transactions contemplated by this Agreement are set forth in Schedule 6.4(d) of the Parent Disclosure Schedule.

Section 6.5  Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by Parent and consummation of the Merger by Parent do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for (i) the approvals of the Governmental Entities set forth on Schedule 6.5(a) of the Parent Disclosure Schedule (the “Parent Required Regulatory Approvals”); (ii) the pre-merger notification requirements under the HSR Act; (iii) the applicable requirements of the Exchange Act; (iv) the filing of the Certificate of Merger pursuant to the DGCL; (v) the applicable requirements of the NYSE; (vi) any registration, filing or notification required pursuant to state securities or blue sky laws and (vii) any such consent, approval, authorization, permit, filing, or notification, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Except for the Parent Shareholder Approval and the Parent Preferred Consents or as contemplated by Section 6.5(a), no consent or approval of any other Person is required to be obtained by Parent for the execution, delivery or performance of this Agreement by Parent and consummation by Parent of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not reasonably be expected to have a Parent Material Adverse Effect.

(c) None of the execution, delivery or performance of this Agreement by Parent or, subject to the receipt of the Parent Shareholder Approval and the Parent Preferred Consents, consummation by Parent of the transactions contemplated hereby or compliance by Parent with any provisions hereof, will (i) violate any provision of the Organizational Documents of Parent or any Parent Subsidiary; (ii) except as set forth on Schedule 6.5(c) of the Parent Disclosure Schedule, result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any Contract to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any of their respective assets may be bound; (iii) result in the creation or imposition of any Encumbrance upon any property or asset of Parent or any Parent Subsidiary or (iv) violate or conflict with any law to which Parent or any Parent Subsidiary, is subject, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which would not, individually or in the aggregate, have or be reasonably expected to have, a Parent Material Adverse Effect.

Section 6.6  Parent Financial Statements; SEC Reports.

(a) The Parent Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP (except, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) as in effect on the respective dates thereof, applied on a consistent basis throughout the periods presented, subject, in the case of interim unaudited Parent Financial Statements, only to normal, recurring year-end adjustments, none of which are expected to be material in nature. The consolidated balance sheets included in the Parent Financial Statements present fairly in all material respects the financial position of Parent and the Parent Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders’ equity, and consolidated statements of cash flows included in such Parent Financial Statements present fairly in all material respects the results of operations, shareholders’ equity and cash flows of Parent and the Parent Subsidiaries for the respective periods indicated.

(b) The term “Parent Financial Statements” means the consolidated financial statements of Parent and the Parent Subsidiaries included in the Parent Reports together, in the case of year-end statements, with reports thereon by KPMG LLP, the independent auditors of Parent, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of shareholders’ equity and a consolidated statement of cash flows, and accompanying notes.

(c) Parent and each Parent Subsidiary has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed by it or furnished by it to the SEC since January 1, 2004 (the “Parent Reports”). As of its respective date, each Parent Report except for the Registration Statement complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent Report, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) With respect to each Parent Report on Form 10-K or 10-Q or an amendment thereto, each of the principal executive officer and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent Reports.

Section 6.7  Statutory Statements.

(a) Parent has previously furnished to the Company true and complete copies of the following statutory statements, in each case together with all exhibits, schedules and notes thereto and any affirmations and certifications filed therewith: (i) the audited annual statement of each Parent Insurance Subsidiary as at December 31 in each of the years ended 2003, 2004 and 2005 and (ii) the unaudited annual statement of each Parent Insurance Subsidiary for the year ended December 31, 2006 (collectively, the “Parent Statutory Statements”).

(b) The Parent Statutory Statements (i) were prepared in conformity with SAP, except as expressly set forth within the subject financial statements and (ii) present fairly to the extent required by and in conformity with SAP, except as set forth in the notes, exhibits or schedules thereto, in all material respects the statutory financial condition and statutory results of operation of each Parent Insurance Subsidiary as of the dates and for the periods therein specified.

Section 6.8  Absence of Certain Changes or Events.  Except as contemplated by this Agreement, from December 31, 2005 to the date hereof: (a) Parent and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business; (b) there has not been any event, condition, change, effect or development that individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and (c) Parent and its Subsidiaries have not taken any action (or failed to take any action) that, if taken (or failed to be taken) during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 7.2.

Section 6.9  Litigation.

(a) Set forth on Schedule 6.9(a) of the Parent Disclosure Schedule is a true and complete list as of the date hereof of all Proceedings pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary as of the date hereof, except for those Proceedings that (i) do not and would not reasonably be expected to impair in any material respect the ability of Parent to perform its obligations under this Agreement, or prevent or materially impede the consummation by Parent of the Merger or the other transactions contemplated by this Agreement and (ii) have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary except those that, individually or in the aggregate, (x) do not and would not reasonably be expected to impair in any material respect the ability of Parent to perform its obligations under this Agreement, or prevent or materially impede the consummation by Parent of the Merger or the other transactions contemplated by this Agreement or (y) have not had and would not reasonably be expected to have a Parent Material Adverse Effect, other than those Proceedings set forth on Schedule 6.9(a) of the Parent Disclosure Schedule.

(b) With respect to any Proceedings pending or threatened against Parent or any Parent Subsidiary that are set forth on Schedule 6.9(a) of the Parent Disclosure Schedule, there has not been any change in circumstance since September 30, 2006 except as individually or in the aggregate, (i) do not and would not reasonably be expected to impair in any material respect the ability of Parent to perform its obligations under this Agreement, or prevent or materially impede the consummation by Parent of the Merger or the other transactions contemplated by this Agreement, or (ii) have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Neither Parent nor any Parent Subsidiary nor any of their respective properties is or are a party or subject to or in default under any Judgment except as individually or in the aggregate, (i) do not and would not reasonably be expected to impair in any material respect the ability of Parent to perform its obligations under this Agreement, or prevent or materially impede the consummation by Parent of the Merger or the other transactions contemplated by this Agreement, or (ii) have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d) To the Knowledge of Parent, since December 31, 2005, there have been no formal or informal SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations or material whistle-blower complaints pending or threatened or otherwise involving Parent or any Parent Subsidiary, including, regarding any accounting practices of Parent, any broker compensation issues or any conduct by any executive officer of Parent.

Section 6.10  Absence of Undisclosed Liabilities.  Parent and the Parent Subsidiaries do not have any liabilities of any nature (whether accrued, absolute, asserted or unasserted, contingent or otherwise), except for liabilities (a) reflected on or reserved against in Parent’s consolidated balance sheet as of December 31, 2005 included in the Parent Financial Statements, (b) liabilities incurred in the Ordinary Course of Business since December 31, 2005 and (c) liabilities which, individually or in the aggregate, have not had or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 6.11  Title to Property.

(a) Schedule 6.11(a) of the Parent Disclosure Schedule sets forth the location and description of all real property owned by Parent or any of the Parent Subsidiaries as of the date hereof.

(b) Each of Parent and the Parent Subsidiaries (a) has good and valid title to all of its properties, assets and other rights that would not constitute real property (other than Intellectual Property), free and clear of all Encumbrances and (b) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible (other than Intellectual Property), necessary to permit Parent and the Parent Subsidiaries to carry on their business, in each case, except for Permitted Encumbrances where the failure to have such good and valid title, own such assets, have such valid leasehold interests or have such valid contractual rights have not had or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.12  Insurance.  Copies of all insurance policies maintained by Parent and the Parent Subsidiaries have been provided or made available to the Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect and (b) neither Parent nor any Parent Subsidiary (i) is in material breach or default or (ii) has taken any action or failed to take any action, and, to the Knowledge of Parent, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under any policy.

Section 6.13  Disclosure Documents.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement, contains or will contain, as applicable, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus, on the date it is first mailed to the Company’s stockholders or Parent’s shareholders or at the time of the Company Stockholders Meeting, the Parent Shareholders Meeting or at the Effective Time, contains or will contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus.

Section 6.14  Brokers.  Other than Keefe, Bruyette & Woods, Inc., no Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent or any Parent Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any Parent Subsidiary. Parent has furnished to the Company a true and complete copy of all agreements between Parent and Keefe, Bruyette & Woods, Inc. relating to the Merger or other transactions contemplated by this Agreement.

Section 6.15  Contracts.

(a) Schedule 6.15(a) of the Parent Disclosure Schedule sets forth a list of each Contract to which Parent or any of the Parent Subsidiaries is a party or by which it is bound which:

(i) contains outstanding obligations in excess of $1.0 million in any twelve (12)-month period or is otherwise material to the business, as of the date hereof, of Parent and the Parent Subsidiaries taken as a whole, other than Parent Reinsurance Agreements;

(ii) contains outstanding obligations in excess of $1.0 million in any twelve (12)-month period and cannot be terminated without penalty upon sixty (60) days prior notice, other than Parent Reinsurance Agreements;

(iii) is a standard form of agency, brokerage and reinsurance intermediary Contract; and which is an agency, brokerage or other similar insurance sales or marketing Contract which accounted for five percent (5%) or more of the aggregate gross written premiums of the Parent Subsidiaries for the year ended December 31, 2005 or nine months ended September 30, 2006;

(iv) is a material underwriting management, third-party administration, managing general agency or similar Contract (pursuant to which any underwriting, claims settlement or distribution authority is delegated);

(v) is a reinsurance pool pursuant to which Parent and/or the Parent Subsidiaries has assumed reinsurance risks currently in force or is an assigned pool in which Parent and/or the Parent Subsidiaries are participating, other than state FAIR plans, assigned risk plans, joint underwriting associations and similar associations arising from the requirements of state insurance rules and regulations;

(vi) contains covenants materially limiting the freedom of Parent or any of the Parent Subsidiaries to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of Parent or any of the Parent Subsidiaries to acquire equity securities of any Person;

(vii) is an employment, severance, retention or indemnification Contract applicable to (A) any “named executive officer” (as such term is defined in Item 402 of Regulation S-K of the Securities Act) or director of Parent or (B) any employee of Parent or any Parent Subsidiary entitled to at least one (1) year’s severance pay, in each case, that cannot be canceled by Parent (or the applicable Parent Subsidiary) upon sixty (60) days prior written notice without liability, penalty or premium;

(viii) is a Contract that is required to be disclosed pursuant to Items 404 or 601(b)(10) of Regulation S-K under the Securities Act (other than the employment agreements covered by clause (vii) above);

(ix) is a partnership or joint venture agreement;

(x) is a loan agreement, note, mortgage, indenture, security agreement, letter of credit, or other Contract for the borrowing or lending of money by Parent (other than extensions of trade credit in the Ordinary Course of Business involving an aggregate amount of less than $100,000 and other advances of operating expenses in the Ordinary Course of Business involving an aggregate amount of less than $100,000);

(xi) is a Contract under which Parent agrees to indemnify any Person, other than in the Ordinary Course of Business;

(xii) is a lease, sublease or similar Contract with any person (other than Parent or a Parent Subsidiary directly or indirectly wholly owned by the Parent) under which Parent or a Parent Subsidiary is a lessor or sublessor of, or makes available for use to any person (other than Parent or a Parent Subsidiary directly or indirectly wholly owned by Parent), (A) any Parent Property that is material to the conduct of the business of Parent and the Parent Subsidiaries as presently conducted; (B) any portion of any premises otherwise occupied by Parent or a Parent Subsidiary; or (C) is a lease, sublease or similar Contract with any person (other than Parent or a Parent Subsidiary directly or indirectly wholly owned by Parent) under which Parent or a Parent Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by Parent or a Parent Subsidiary, in any such case which provides for a future liability or receivable, as the case may be, in excess of $10,000 annually or $30,000 over the term of the Contract, and is not terminable by Parent or a Parent Subsidiary by notice of not more than 90 days for a cost of less than $10,000;

(xiii) is a Contract creating or granting any Encumbrance (including Encumbrances upon properties acquired under conditional sales and capital leases but excluding Permitted Encumbrances), other than Encumbrances granted in the Ordinary Course of Business which are not material to Parent and the Parent Subsidiaries;

(xiv) is a Contract for the acquisition of assets or any business (whether by merger, consolidation, acquisition of stock or assets or otherwise) for an amount in excess of $10,000;

(xv) is a Contract between Parent and any of its Affiliates; or

(xvi) is a Contract containing any change-of-control provisions.

(each Contract of the type described in clauses (i) through (xvi), the “Parent Contracts”).

(b) (i) Each Parent Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon Parent or the Parent Subsidiary party thereto and, to the Knowledge of Parent, each other party thereto (except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally, or by general principles of equity, none of which conditions, to the Knowledge of Parent, exist as of the date hereof) and is in full force and effect, none of which conditions to the Knowledge of Parent, exist as of the date hereof; and (ii) there is no material default or claim of material default under any Parent Contract by Parent or the Parent Subsidiary party thereto, or to the Knowledge of Parent, by any other party thereto, and, to the Knowledge of Parent, no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by Parent or the Parent Subsidiary party thereto or by any other party thereto, or would permit material modification, acceleration or termination thereof.

(c) Parent has filed each Contract required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Parent on a Current Report on Form 8-K.

Section 6.16  Compliance with Law.

(a) Applicable Law.  The businesses of Parent and its Subsidiaries are being, and have at all times been, conducted in compliance, in all material respects, with Applicable Law. No notice has been given of any violation of any Applicable Law, except for any violation or possible violation that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review.

(b) Sarbanes-Oxley Act.

(i) Parent is in compliance, in all material respects, with (i) the provisions of the Sarbanes-Oxley Act and (ii) the listing and corporate governance rules and regulations of the NYSE applicable to Parent as of the date of this Agreement. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the effectiveness of the Sarbanes-Oxley Act, neither Parent nor any of its Subsidiaries has arranged any “extensions of credit” to any executive officer or director of Parent within the meaning of Section 402 of the Sarbanes-Oxley Act. Parent has previously made available to the Company a true and complete copy of any reports by Parent’s management to the Parent Board or any committee thereof relating to compliance with the Sarbanes-Oxley Act, as well as the reports of any outside consultant or auditor with respect thereto, for periods after December 31, 2004.

(ii) The management of Parent has (i) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) or caused such disclosure control and procedures to be designed and implemented under their supervision to ensure that material information relating to the Parent, including its consolidated Parent Subsidiaries, is made known to management of Parent by others within those entities. Since December 31, 2005, Parent has disclosed to Parent’s outside auditors and the audit committee of the Parent Board (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since January 1, 2005, any material change in internal control over financial reporting required to be disclosed in any Parent Report has been so disclosed.

(iii) Since December 31, 2005, (i) neither Parent nor any Parent Subsidiary nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or Representative of Parent or any Parent Subsidiary has received or otherwise has Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls relating to periods after December 31, 2005, including any material complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (ii) no attorney representing Parent or Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2005, by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or, to the Knowledge of Parent, to any director or officer of Parent.

(iv) As of the date hereof, to the Knowledge of Parent, Parent has not identified any material weaknesses in its system of internal controls over financial reporting. To the Knowledge of Parent, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c) Foreign Corrupt Practices Act.  None of Parent, any Parent Subsidiary or, to the Knowledge of Parent, any of their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Federal, state or foreign law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

(d) Exchange Act.  None of the Parent Subsidiaries is, or has at any time since January 1, 2002 been, subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

Section 6.17  Permits.

(a) Parent and each of the Parent Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses (including insurance licenses), authorizations, permits, certificates, inspections and franchises (collectively, the “Parent Permits”) necessary to continue to conduct the business of Parent or such Parent Subsidiary as now conducted and to own or lease and operate the assets and properties necessary for the conduct by Parent or such Parent Subsidiary of their business as now conducted, all of which are valid and in full force and effect, except for such failures that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) The Parent Insurance Subsidiaries are duly licensed, authorized, approved or accredited (as required by the respective jurisdiction) to conduct an insurance or reinsurance business in the jurisdictions listed on Schedule 6.17(b) of the Parent Disclosure Schedule, and are not transacting any insurance or reinsurance business in any jurisdiction in which they are not so licensed, authorized, approved, accredited (as the case may be) or otherwise permitted to transact such business.

(c) Except as set forth on Schedule 6.17(c) of the Parent Disclosure Schedule:

(i) neither Parent nor any Parent Subsidiary has received any notice, oral or written, (A) that it is required to obtain, or that it is engaging in any activity that would require it to obtain, any Parent Permits that it does not now possess or (B) that it is engaging in any activity that would cause modification, limitation, non-renewal, revocation or suspension of any Parent Permits and no action, inquiry, investigation or proceeding looking to or contemplating any of the actions specified in clauses (A) and (B) above is pending or, to the Knowledge of Parent, threatened;

(ii) all reports, statements, documents, registrations, filings and submissions to state insurance regulatory authorities submitted or made by Parent or the Parent Subsidiaries complied in all material respects with Applicable Law in effect when filed, and in each instance were filed in all material respects on a timely basis;

(iii) no material deficiencies have been asserted by any such Governmental Entities with respect to any such reports, statements, documents, registrations, filings or submissions that have not been satisfied in all material respects;

(iv) Parent has delivered or made available for inspection by the Company true and complete copies of all quarterly and annual statutory statements, reports of examinations and market conduct studies made by the Parent Subsidiaries with any Governmental Entities since January 1, 2003, including each Parent Statutory Statement, and any reports of examination or market conduct studies relating to any Parent Subsidiary issued by any Governmental Entities since December 31, 2003, and all such quarterly and annual statutory statements, reports of examinations and market conduct studies were in all material respects true, complete and accurate when filed.

(d) Parent has delivered or made available for inspection by the Company true and complete copies of all financial examination, market conduct or other reports of U.S. state insurance departments with respect to any U.S. Parent Insurance Subsidiary and any equivalent reports of Insurance Regulators with respect to any non-U.S. Parent Insurance Subsidiaries which have been completed since January 1, 2003. Since January 1, 2003, no violations material to the financial condition of any Parent Insurance Subsidiary have been asserted in writing by any Insurance Regulator, other than any violation which has been cured or otherwise resolved to the satisfaction of such Insurance Regulator or which is no longer being pursued by such Insurance Regulator following a response by the relevant Parent Insurance Subsidiary. Neither Parent nor any of its Subsidiaries is in default under or in violation of any Order, stipulation, decree, award or judgment entered into with or issued by any Insurance Regulator; nor has any of Parent or any of its Subsidiaries received any notice of any such default or violation that remains uncorrected.

Section 6.18  Reserves.  The reserves for future payment of benefits, losses, claims, expenses and similar purposes (including claims litigation) under all insurance policies, reinsurance agreements or retrocessional agreements to which any Parent Insurance Subsidiary is a party reflected in, or included with, the financial statements set forth in the Parent Statutory Statements and Parent Financial Statements (i) have been computed in all material respects in accordance with presently accepted actuarial standards consistently applied and prepared in accordance with applicable SAP or U.S. GAAP, as applicable, consistently applied; (ii) have been computed based on actuarial assumptions that are consistent in all material respects with applicable Contract provisions and with those used to compute the corresponding items in the Parent Statutory Statements and the Parent Financial Statements; (iii) have been computed on the basis of assumptions consistent with those used to compute the corresponding items in such financial statements; and (iv) have been computed in accordance with the requirements for reserves established by the insurance departments of the state of domicile of each Parent Insurance Subsidiary. Parent has made available to the Company a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, with respect to any Parent Insurance Subsidiary as of any date on or after December 31, 2004, together with all attachments, addenda, supplements and modifications thereto.

Section 6.19  Reinsurance.

(a) Copies of all retrocession and reinsurance agreement pursuant to which a Parent Subsidiary has ceded, transferred, reinsured or assumed any obligations or liabilities under any reinsurance or insurance agreement with respect to which such Parent Subsidiary has booked any liability or recoverable or under which such Parent Subsidiary has any contingent liabilities or rights (collectively, the “Parent Reinsurance Agreements”) have been made available to the Company and each Parent Reinsurance Agreement is in full force and effect, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Parent Reinsurance Agreement is a valid and binding agreement of the applicable Parent Subsidiary, enforceable against such Parent Subsidiary in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally, or by principles of equity, none of which conditions, to the Knowledge of the Company, exist as of the date hereof). To the Knowledge of Parent, each Parent Reinsurance Agreement is a valid and binding obligation of each other party thereto, enforceable against such party in accordance with the terms of such Parent Reinsurance Agreement (except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally, or by principles of equity, none of which conditions, to the Knowledge of Parent, exist as of the date hereof).

(b) Each Parent Subsidiary party to a Parent Reinsurance Agreement pursuant to which a Parent Subsidiary has ceded, transferred or reinsured any obligations or liabilities (“Parent Retrocession Agreements”) is entitled to take full credit (except (i) in the case of PXRE Reinsurance Company, as set forth on Schedule F of such Parent Subsidiary’s Parent Statutory Statement, or (ii) in the case of PXRE Reinsurance Ltd., to the extent that an allowance has been included in the applicable Parent Statutory Statement) in its respective Parent Statutory Statements pursuant to Applicable Law for all reinsurance and coinsurance ceded pursuant to any Parent Retrocession Agreement to which such Parent Subsidiary is a party. No notice of intended cancellation or termination has been received by Parent or any of the Parent Subsidiaries from any of the other parties to such Parent Retrocession Agreements.

Section 6.20  Taxes.

(a) Parent and each of the Parent Subsidiaries has timely filed, or has caused to be timely filed, in the manner required by law (taking into account all applicable extensions) with the appropriate Taxing Authority all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed, and such Tax Returns are true, correct and complete in all material respects. Neither Parent nor any of the Parent Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of Parent and each of the Parent Subsidiaries (whether or not shown on any Tax Return) that have become due or payable have been fully and timely paid in the manner required by law (taking into account all applicable extensions), or such Taxes are being contested in good faith and proper accruals pursuant to U.S. GAAP have been established on Parent’s consolidated financial statements with respect thereto. There are no liens for any material amount of Taxes (other than a lien for current real property or ad valorem Taxes not yet due and payable) on any of the assets of Parent or any of the Parent Subsidiaries.

(b) Neither Parent nor any of the Parent Subsidiaries has received any notice of any disputes, claims, audits, examinations, assessments or proposed assessments regarding any material amount of Taxes, and there are no disputes, claims, audits, examinations, assessments or proposed assessments regarding any material amount of

Taxes of Parent or any of the Parent Subsidiaries or the assets of Parent or any of the Parent Subsidiaries that (i) are pending or (ii) have been threatened in writing, unless such Taxes are being contested in good faith and proper accruals pursuant to U.S. GAAP have been established on Parent’s consolidated financial statements with respect thereto. Neither Parent nor any of the Parent Subsidiaries has waived any statute of limitations in respect of any material amount of Taxes or agreed to a material Tax assessment or deficiency.

(c) Parent and each of the Parent Subsidiaries has duly and timely withheld, collected, paid and reported to the proper governmental authority all Taxes required to have been withheld, collected, paid or reported (including, without limitation, pursuant to Sections 1441 through 1464, 3101 through 3510, and 6041 through 6053 of the Code and Treasury regulations thereunder, and comparable provisions under any other Applicable Laws).

(d) Proper accruals in the manner required by U.S. GAAP have been established (and until the Closing Date will be maintained) on Parent’s consolidated financial statements adequate to pay all Taxes of Parent and each of the Parent Subsidiaries not yet due and payable.

(e) Neither Parent nor any of the Parent Subsidiaries is a party to any Tax allocation or sharing agreement. Neither Parent nor any of the Parent Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or has any Tax liability to any Person under Treasury regulations Section 1.1502-6 or any similar provision of Applicable Law (other than the other members of the consolidated group of which Parent is parent), or as a transferee or successor, or by contract, agreement or other arrangement.

(f) Neither Parent nor any of the Parent Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) Neither Parent nor any of the Parent Subsidiaries is now or has ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

(h) Neither Parent nor any of the Parent Subsidiaries has engaged in any intercompany transaction within the meaning of Treasury regulations Section 1.1502-13 for which any income or gain remains unrecognized or deferred and no excess loss account within the meaning of Treasury regulations Section 1.1502-19 exists with respect to the stock of any of the Parent Subsidiaries.

(i) Neither Parent nor any of the Parent Subsidiaries has agreed to or requested or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.

(j) No claim has ever been made by any Taxing Authority with respect to Parent or any of the Parent Subsidiaries in a jurisdiction where Parent or such Parent Subsidiary does not file Tax Returns that Parent or such Parent Subsidiary is or may be subject to taxation by that jurisdiction.

(k) Neither Parent nor any of the Parent Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury regulations Section 1.6011-4.

(l) No power of attorney that is currently in force has been granted by Parent or any of the Parent Subsidiaries with respect to any matters relating to Taxes.

(m) Schedule 6.20(m) of the Parent Disclosure Schedule accurately sets forth as to Parent and each of the Parent Subsidiaries (i) the amount, as of the date of this Agreement, of the net operating loss deduction (within the meaning of Section 172(a) of the Code and the applicable Treasury regulations thereunder), detailing separately any amounts defined as specified liability loss amounts under Section 172(f) of the Code, that may be carried forward or backward (the “NOL”) of Parent or such Parent Subsidiary, (ii) the dates of expiration of the NOL or any portion thereof and the amounts expiring on each such date, (iii) a full description of each limitation on the amount or usage of the NOL under (A) Section 381, 382, 383 or 384 of the Code or any Treasury regulations promulgated under any of such Sections (including, but not limited to, each limitation as a result of an ownership change within the meaning of Section 382 of the Code and Treasury regulations thereunder and, for each ownership change, the date and amount of the limitation and the methodology used to calculate the limitation), (B) any Treasury regulations promulgated under Section 1502 of the Code, or (C) any election made by or on behalf of Parent or such Parent

Subsidiary, and (iv) information comparable to the foregoing as determined for state, local or foreign income tax purposes in each jurisdiction where Parent or a Parent Subsidiary is required to file a franchise or income tax return.

(n) Neither Parent nor any of the Parent Subsidiaries have submitted a request for a ruling from a Taxing Authority relating to Taxes that has not been granted or have proposed to enter into an agreement with a Taxing Authority relating to Taxes that is currently pending, in each case, that could adversely affect the Parent, any of the Parent Subsidiaries, the Company or any of the Company Subsidiaries after the Closing Date.

(o) Except as required by Applicable Law, since December 31, 2005, none of Parent or any of the Parent Subsidiaries have, in each case, (i) made or changed any election concerning any Taxes, (ii) filed any amended Tax Return, (iii) settled any Tax claim or assessment, (iv) received or filed a request for a ruling relating to Taxes issued by a Governmental Authority or entered into any agreement with a Governmental Authority relating to Taxes or (v) surrendered any right to claim a refund of any Taxes.

(p) The Parent and each of the Parent Subsidiaries have delivered or made available to the Company correct and complete copies of all (i) Tax Returns filed by or including Parent or any of the Parent Subsidiaries and (ii) all examination reports by a Taxing Authority and other relevant written materials with respect to audits (whether proposed, threatened, pending or concluded) related to the three taxable years ending prior to the Closing Date of Parent or any of the Parent Subsidiaries.

Section 6.21  Benefit Plans; Employees and Employment Practices.

(a) Parent has delivered or made available to the Company true, complete and correct copies of (i) each Parent Benefit Plan (or, in the case of any unwritten Parent Benefit Plans, descriptions of the material terms thereof), (ii) the most recent annual report.

(b) Each Parent Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code and all other Applicable Laws.

(c) To the Knowledge of Parent, all Parent Pension Plans have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the IRS, or a timely application therefor has been filed, to the effect that such Parent Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code; and, to the Knowledge of Parent, no circumstances exist and no events have occurred that could adversely affect the qualification of any Parent Pension Plan or the related trust.

(d) With respect to each Parent Pension Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not reasonably be expected to have a Parent Material Adverse Effect: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) on the date of the last actuarial valuation, the fair market value of the assets of such Parent Pension Plan equals or exceeds the actuarial present value of all accrued benefits under such Parent Pension Plan (whether or not vested) based upon the actuarial assumptions set forth in the most recent actuarial report for such Parent Pension Plan; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the PBGC have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Parent or any of its Subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Parent Pension Plan.

(e) Neither Parent nor any of its Subsidiaries has been required at any time or is required currently to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a material liability of the Surviving Corporation following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(g) Neither Parent nor its Subsidiaries has any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof under Parent Benefit Plans, other than the Parent Pension Plans and other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or other Applicable Law.

(h) All contributions or premiums owed by Parent or any of its Subsidiaries with respect to Parent Benefit Plans under Applicable Law, contract or otherwise have been made in full and on a timely basis and Parent or its Subsidiaries are not obligated to contribute with respect to any Parent Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement.

(i) To Parent’s Knowledge, no Parent Pension Plan or Parent Welfare Plan or any “fiduciary” or “party-in-interest” (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available.

(j) There are no pending or, to Parent’s Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Parent Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, Parent, any of its Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of a Parent Benefit Plan, other than routine claims for benefits.

(k) Neither Parent nor its Subsidiaries is a party to any labor or collective bargaining agreement. There are no controversies, strikes, work stoppages, slowdowns, lockouts, arbitrations or other material labor disputes pending or, to the Knowledge of Parent, threatened between Parent or its Subsidiaries and any representatives of any of their employees.

(l) Parent and its Subsidiaries are in compliance in all material respects with all Applicable Laws and Orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, employment standards, the WARN Act, Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, HIPAA, ERISA, Family and Medical Leave Act, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

Section 6.22  Intellectual Property.

(a) Except as would not be reasonably expected to have a Parent Material Adverse Effect: (i) Parent or one of the Parent Subsidiaries is the owner of, free and clear of any Encumbrance (other than Permitted Encumbrances), or has a valid right or license to, all Intellectual Property necessary for the conduct of its business as now conducted (all such Intellectual Property, the “Parent IP Rights”); (ii) Parent and Parent Subsidiaries have taken commercially reasonable actions to protect the Parent IP Rights; (iii) to the Parent’s Knowledge, the rights of Parent and/or the Parent Subsidiaries in the Parent IP Rights are valid and enforceable; (iv) to Parent’s Knowledge, neither Parent nor any Parent Subsidiary is infringing or misappropriating, and has not infringed or misappropriated, any Intellectual Property of any other Person; (v) the Parent IP Rights that have been licensed by Parent or Parent Subsidiaries are being used substantially in accordance with the applicable licenses pursuant to which Parent or Parent Subsidiaries acquired the right to use such Parent IP Rights; and (vi) to Parent’s Knowledge, no Person is infringing or misappropriating any Parent IP Rights owned by Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary has received any written demand, claim or notice from any Person in respect of the Parent IP Rights which challenges the validity of, or the rights of Parent or such Parent Subsidiary in, any such Parent IP Rights.

Section 6.23  Information Technology.

(a) Except as would not be reasonably expected to have a Parent Material Adverse Effect, the material Parent IT Systems (i) have been reasonably maintained and (ii) are in good working condition to perform all information technology operations necessary for the conduct of the business of Parent or any of the Parent Subsidiaries. Parent and Parent Subsidiaries have taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of the business of Parent or any of the Parent Subsidiaries.

(b) To the Knowledge of Parent, Parent and each of the Parent Subsidiaries are in material compliance with all Applicable Laws regarding the collection, use and protection of personal information and with Parent’s and the Parent Subsidiaries’ published and internal privacy and data security policies and procedures.

(c) Parent and the Parent Subsidiaries have established and are in compliance with commercially reasonable security programs that are designed to protect (A) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate and (B) the security, confidentiality and integrity of all confidential or proprietary data except, in each case, which individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries has suffered a material security breach with respect to their data or systems, and neither Parent nor any of the Parent Subsidiaries has notified consumers or employees of any information security breach involving in connection with such consumers’ confidential information or such employees’ confidential information.

Section 6.24  Company Common Shares Ownership.  Neither Parent nor any of its Subsidiaries beneficially owns any Company Common Shares or other securities convertible into or exercisable for Company Common Shares.

Section 6.25  Investment Company.  Neither Parent nor any of its Subsidiaries is an “investment company” as defined under the Investment Company Act and neither the Company nor any of its Subsidiaries sponsors any person that is such an investment company.

Section 6.26  Opinion of Financial Advisor.  The Parent Special Committee has received an opinion from Keefe, Bruyette & Woods, Inc., dated as of the date hereof, to the effect that as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Parent Common Shares. A copy of this opinion has been provided to the Company as of the date hereof.

Section 6.27  Bids and Quotes.  The Company has never provided or submitted a false, sham, phony or otherwise artificial bid or quote with respect to prospective insurance business.

ARTICLE VII

Conduct of Business by Company and Parent

Section 7.1  Conduct of Business by the Company Pending the Merger.

(a) From the date hereof until the Effective Time, unless Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld, or except as listed on Schedule 7.1(a) of the Company Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the Ordinary Course of Business and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with Third Parties, to maintain each rating classification, published or indicative, assigned as of the date hereof by A. M. Best Company, Inc. (“A. M. Best”) and Standard & Poor’s, a division of the McGraw-Hill Companies (“Standard & Poor’s”) and, except as would not cause a Company Material Adverse Effect, to keep available the services of its current key employees, subject to the terms of this Agreement. In addition to and without limiting the generality of the foregoing, except as listed on Schedule 7.1(a) of the Company Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

(i) the Company shall not adopt or propose any material change in its Organizational Documents except for such amendments (A) required by Applicable Law or the rules and regulations of the SEC or the NASDAQ or (B) that do not have a material adverse effect on the Merger and would not materially restrict the operation of the Company or any Company Subsidiary business; provided, however, that notwithstanding the foregoing, any such amendments permitted by this Section 7.1(a)(i) shall not cause any changes to the capital structure of the Company, including any changes to the rights, preferences or other terms of any class of securities of the Company or the authorized number of shares of any such class; and the Company shall not permit its Subsidiaries to adopt or propose any material change in their Organizational Documents except for such amendments that do not have a material adverse effect on the Merger and would not materially restrict the operation of any Company Subsidiary Business;

(ii) without the prior written consent of Parent, which may be withheld in Parent’s sole discretion, the Company shall not, and shall not permit its Subsidiaries to, enter into any Company Alternative Transaction or agree to do so;

(iii) the Company shall not, and shall not permit its Subsidiaries to, change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by Applicable Law or by a change in Applicable Law, U.S. GAAP or SAP;

(iv) the Company shall not, and shall not permit its Subsidiaries to, fail to (A) timely file or furnish to or with the SEC or any Insurance Regulator all reports, schedules, forms, statements and other documents required to be filed or furnished or (B) comply in all material respects with the requirements of the Sarbanes-Oxley Act applicable to it; and

(v) the Company shall not, and shall not permit any Company Subsidiary to, agree or commit to do any of the foregoing.

(b) Advice of Changes.  The Company shall promptly advise Parent in writing of any matter or event that results in any breach of any representation, warranty or consent that would reasonably be expected to result in a failure of a condition to the Merger set forth in Article IX.

Section 7.2  Conduct of Business by Parent Pending the Merger.

(a) From the date hereof until the Effective Time, unless the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld, or except as listed on Schedule 7.2(a) of the Parent Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, Parent shall, and shall cause each of the Parent Subsidiaries to, conduct its business in the Ordinary Course of Business and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with Third Parties, to maintain each rating classification, published or indicative, assigned as of the date hereof by A. M. Best and Standard & Poor’s and to keep available the services of its current key employees, subject to the terms of this Agreement. In addition to and without limiting the generality of the foregoing, except as listed on Schedule 7.2(a) of the Parent Disclosure Schedule or as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of the Company, which consent shall not be unreasonably withheld:

(i) Parent shall not, and shall not permit its Subsidiaries to, adopt or propose, any material change in its Organizational Documents except for such amendments required by Applicable Law or the rules and regulations of the SEC or the NYSE;

(ii) Parent shall not, and shall not permit its Subsidiaries to, declare, set aside or pay any shareholder dividend or other distribution except for (A) any dividend or distribution by a Parent Subsidiary to Parent or another Parent Subsidiary and (B) dividends required to be paid pursuant to the terms of the Parent Preferred Shares or trust preferred securities of Parent or any of its Subsidiaries outstanding on the date hereof;

(iii) Parent shall not, and shall not permit its Subsidiaries to, enter into any Business Combination Transaction with any Third Party, acquire capital stock or assets of any Third Party, or agree to do any of the preceding; provided, however, that a Parent Subsidiary may merge with another Parent Subsidiary;

(iv) Parent shall not, and shall not permit its Subsidiaries to, sell, lease, license, subject to an Encumbrance, or otherwise surrender, relinquish or dispose of any assets or property of Parent or any Parent Subsidiary, other than (A) pursuant to existing written Contracts or commitments, including the posting of collateral to secure letters of credit required to be issued pursuant thereto (the terms of which have been disclosed to the Company prior to the date hereof) or (B) in an amount not in excess of $1.0 million in the aggregate;

(v) other than issuances of Parent Common Shares in respect of Parent Employee Options outstanding on the date hereof, Parent shall not, and shall not permit its Subsidiaries to: (A) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any Parent Employee Options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security);

(B) split, combine or reclassify any of its capital stock or authorize the issuance of or issue securities (including Parent Employee Options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) in respect of, in lieu of, or in substitution for, its capital stock; (C) take any action that, if such action had been taken prior to the date hereof, would have caused the representation and warranty made in Section 6.3 to be untrue in any material respect; (D) enter into any amendment of any material term of any of its outstanding securities; or (E) accelerate the vesting of any Parent Employee Options (other than as required pursuant to preexisting contractual commitments);

(vi) Parent shall not, and shall not permit its Subsidiaries to incur, guarantee or assume any indebtedness other than short-term borrowings (including letters of credit) and trade payables, in each case, in the Ordinary Course of Business.

(vii) Parent shall not, and shall not permit its Subsidiaries to, enter into any transaction with any of its Affiliates other than pursuant to arrangements in effect on the date of this Agreement, including the reimbursement of reasonable expenses of Parent’s officers and directors in the Ordinary Course of Business;

(viii) Parent shall not, and shall not permit any Parent Subsidiary to, grant any increase in the base salary of directors, officers, employees, consultants or agents of Parent or any Parent Subsidiary (other than increases in the Ordinary Course of Business for employees at will) or increases pursuant to previously existing contractual arrangements;

(ix) except as permitted pursuant to Section 7.2(a)(x) below, Parent shall not, and shall not permit its Subsidiaries to, enter into or materially amend or modify any of the Parent Benefit Plans or any severance, consulting, retention or employment agreement (other than with respect to agreements for new hires of employees in the Ordinary Course of Business or which are terminable by Parent or a Parent Subsidiary before and after the Effective Time without any penalty or cost to Parent, such Parent Subsidiary or any Affiliate thereof; provided, however, that any such agreements may contain customary notice and severance provisions required by Applicable Law);

(x) Parent shall not, and shall not permit its Subsidiaries to, other than in the Ordinary Course of Business and in the exercise of Parent’s business judgment, hire or terminate the employment or contractual relationship of any officer, employee, consultant or agent of Parent or any Parent Subsidiary who is not terminable at will without any penalty or cost to Parent, such Parent Subsidiary or any Affiliate thereof, as the case may be;

(xi) Parent shall not change any method of accounting or accounting principles or practices by Parent or any Parent Subsidiary, except for any such change required by Applicable Law or a change in Applicable Law, U.S. GAAP or SAP;

(xii) Parent shall not, and shall not permit its Subsidiaries to, pay, discharge, settle or satisfy any actual or threatened Proceedings, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than any settlement, payment, discharge or satisfaction (A) in the Ordinary Course of Business or (B) with respect to those Proceedings set forth on Schedule 6.9(a) of the Parent Disclosure Schedule, within insurance limits;

(xiii) Parent shall not, and shall not permit its Subsidiaries to, terminate or cancel any insurance coverage maintained by it or any Parent Subsidiary with respect to any material assets which is not replaced by a comparable amount of insurance coverage;

(xiv) Parent shall not, and shall not permit its Subsidiaries to, make or agree to make any new capital expenditure or expenditures other than (A) capital expenditures in accordance with the specified items of, and pursuant to the time frame specified in, the capital expenditure budget delivered to the Company prior to the date hereof and (B) other capital expenditures in an aggregate amount not in excess of $300,000;

(xv) Parent shall not, and shall not permit its Subsidiaries to, enter into any hedging or swap arrangements or Contracts or other similar financing instruments or redeem, repurchase, prepay, defease or otherwise acquire any of the Parent’s indebtedness;

(xvi) Parent shall not, and shall not permit its Subsidiaries to, fail to maintain the Parent Retrocession Agreements in full force and effect;

(xvii) Parent shall not, and shall not permit its Subsidiaries to, fail to (A) timely file or furnish to or with the SEC or any Insurance Regulator all reports, schedules, forms, statements and other documents required to be filed or furnished or (B) comply in all material respects with the requirements of the Sarbanes-Oxley Act applicable to it;

(xviii) Parent shall not, and shall not permit its Subsidiaries to, purchase or redeem any shares of the capital stock of Parent or any Parent Subsidiary, or any other equity interests or any rights, warrants or Parent Employee Options to acquire any such shares or interests, other than as otherwise contractually required;

(xix) Parent shall not, and shall not permit its Subsidiaries to, enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, or waive, release or assign any right or claim under, any Contract or agreement which is or, if applicable, would be material to Parent or Parent Subsidiaries;

(xx) Parent shall not, and shall not permit its Subsidiaries to: (i) sell, assign, license, mortgage, pledge, sublicense, encumber, impair, abandon or fail to maintain in any material respect any material Parent IP Rights; or (ii) grant, extend, amend, waive or modify any rights in or to a material portion of the Parent IP Rights;

(xxi) Parent shall not, and shall not permit its Subsidiaries to, make any material change in its underwriting, reinsurance, marketing, claim processing and payment, except as required by concurrent changes in Applicable Law; or reduce the amount of any reserves and other liability accruals held in respect of losses or loss adjustment expenses arising under or relating to Parent Insurance Contracts, other than as required by concurrent changes in Applicable Law and other than as a result of the payment of claims in the Ordinary Course of Business;

(xxii) Parent shall not, and shall not permit its Subsidiaries to, undertake any abandonment, modification, waiver, termination or otherwise change to any Parent Permit, except (i) as is required in order to comply with concurrent changes in Applicable Law, (ii) such modification, changes or waivers of Parent Permits as would not, individually or in the aggregate, restrict the business or operations of Parent or any of its Subsidiaries in any material respect or (iii) such modifications or changes that would expand the Parent Permits in a way favorable to Parent;

(xxiii) Parent shall not, and shall not permit any Parent Subsidiary to, (A) surrender any right to claim a material Tax refund or credit, offset or other material reduction in Tax liability or (B) settle any Tax audit, file any Tax Return (other than in manner consistent with past practice), file an amended Tax Return, file a claim for a Tax refund, make or amend any Tax election, consent to any extension of the limitations period applicable to any Tax claim or assessment, file a request for any Tax ruling with any Governmental Authority or (C) enter into any agreement with respect to Taxes with any Person (including any agreement providing for any Tax indemnification or Tax sharing or allocation) or grant any power of attorney with respect to Taxes; and

(xxiv) Parent shall not, and shall not permit any Parent Subsidiary to, agree or commit to do any of the foregoing.

(b) Advice of Changes.  Parent shall promptly advise the Company in writing of any matter or event that results in any breach of any representation, warranty or consent that would reasonably be expected to result in a failure of a condition to the Merger set forth in Article IX.

ARTICLE VIII

Additional Agreements

Section 8.1  Access and Information.  Upon reasonable prior notice and subject to Applicable Law, each of the Company and Parent shall, and shall respectively cause their respective Subsidiaries to, afford to the other party and its financial advisors, legal counsel, financing sources, accountant or other advisor, agent or authorized representative (collectively, “Representatives”) reasonable access during normal business hours and without undue disruption of normal business activity throughout the period prior to the Effective Time to all of its books, records, properties, premises and personnel and, during such period, shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to the other party, (a) a copy of each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of the federal securities laws or a Governmental Entity, except, with respect to examination reports, as may be restricted by Applicable Law and (b) all other information as the other party reasonably may request; provided, that (i) the Company and Parent (and their respective Subsidiaries) shall not be obligated to disclose more than ten (10) Business Days prior to the estimated Closing Date (A) any competitively sensitive information, (B) any information that in the reasonable Judgment of the Company or Parent, as the case may be, would result in the loss of attorney-client privilege with respect to such information or (C) any information that would result in a breach of an agreement to which the Company or Parent (or any of their respective Subsidiaries) is a party and (ii) no investigation pursuant to this Section 8.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. If either party intends to rely on Section 8.1(b)(i) to withhold information from the other party, such party shall advise the other party as to such intention and shall provide the other party with a sufficient summary of the withheld information in order for the other party to evaluate the basis of the non-disclosure. Each party shall continue to abide by the terms of the Confidentiality Agreement between Parent and the Company, dated February 17, 2006, as amended (the “Confidentiality Agreement”).

Section 8.2  Preparation of Proxy Statement and Other Filings; Shareholder Meetings.

(a) As promptly as practicable following the date of this Agreement, (i) Company and Parent shall prepare the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of Parent Common Shares in the Merger (the “Registration Statement”) and the joint proxy statement/prospectus included in the Registration Statement (the “Joint Proxy Statement/Prospectus”) and (ii) each of the Company and Parent shall, and shall cause their respective Affiliates to, prepare and file with the SEC, to the extent required under Applicable Law, all other documents required to be filed by them with the SEC in connection with the Merger (the “Other Filings”). Parent and the Company will, and will cause their respective Affiliates to, cooperate with each other in the preparation of the Joint Proxy Statement/Prospectus, the Registration Statement and the Other Filings. Without limiting the generality of the foregoing, (i) the Company and Parent shall, and shall cause their respective Affiliates to, provide each other with a reasonable opportunity to review and comment on the Joint Proxy Statement/Prospectus, the Registration Statement and the Other Filings and (ii) Parent and the Company will provide each other the information relating to it and its Affiliates required by the Securities Act and the Exchange Act to be set forth in the Joint Proxy Statement/Prospectus, the Registration Statement and the Other Filings. The Company and Parent shall cause the Joint Proxy Statement/Prospectus, the Registration Statement and the Other Filings to be made by it or its Affiliates to comply as to form and substance in all material respects with the requirements of (i) the Securities Act and the Exchange Act, (ii) the rules and regulations of the NYSE and (iii) the rules and regulations of the NASD, as applicable.

(b) Each of the Company and Parent shall use its reasonable best efforts, after consultation with the other party, to resolve all SEC comments with respect to the Joint Proxy Statement/Prospectus, the Registration Statement and the Other Filings as promptly as practicable after receipt thereof. Each of the Company and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof. Each of the Company and Parent shall as promptly as practicable notify the other party of the receipt of any comments from or other correspondence with the SEC or its staff with respect to the Joint Proxy Statement/Prospectus, the Registration Statement or the Other Filings and any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement/Prospectus, the Registration Statement or the Other Filings or for additional information and shall supply the other party with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement/Prospectus, the Registration Statement and the Other Filings. If at any time prior to receipt of the Company Stockholder Approval or the Parent Shareholder Approval there shall occur any event that is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Company or Parent, as the case may be, shall promptly prepare and mail to its shareholders such an amendment or supplement.

The Company and Parent shall use their reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to their respective shareholders as promptly as practicable after being declared effective by the SEC.

(c) The Joint Proxy Statement/Prospectus shall provide for all actions required to amend the existing Parent Employee Benefit Plans or to amend, adopt and approve the Company Employee Benefit Plans by Parent as set forth in (i) Schedule 8.2(c) of the Parent Disclosure Schedule, with respect to actions of Parent, and (ii) Schedule 8.2(c) of the Company Disclosure Schedule, with respect to actions of the Company.

(d) The Company shall, in accordance with its Organizational Documents, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the sole purpose of seeking the Company Stockholder Approval. The Company shall, (i) through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval and include in the Joint Proxy Statement/Prospectus such recommendation and (ii) use its reasonable best efforts to solicit such adoption.

(e) Parent shall, in accordance with its Organizational Documents, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Parent Shareholders Meeting”) for the purpose of seeking the Parent Shareholder Approval. Parent shall, (i) through the Parent Board, at the recommendation of the Parent Special Committee, recommend to its shareholders that they give the Parent Shareholder Approval and include in the Joint Proxy Statement/Prospectus such recommendation and (ii) use its reasonable best efforts to solicit such adoption, in each case except to the extent that the Parent Board shall have withdrawn or modified its approval or recommendation of the Parent Voting Proposal as permitted by Section 8.3(b).  Without limiting the generality of the foregoing, Parent agrees that its obligations pursuant to the first sentence of this Section 8.2(e) shall not be affected by the commencement, public proposal, public disclosure or communication to Parent of any Parent Alternative Transaction Proposal or a Parent Adverse Recommendation Change, unless this Agreement shall have terminated in accordance with its terms prior to the Parent Shareholder Meeting. The Company agrees that Parent’s Annual General Meeting for 2007 may be combined with the Parent Shareholders Meeting.

(f) Unless otherwise mutually agreed upon by the parties, the respective record dates and meeting dates for the Company Stockholders Meeting and for the Parent Shareholders Meeting shall be the same.

(g) The Company shall use commercially reasonable efforts to cause to be delivered to the Company and Parent a comfort letter of Ernst & Young LLP, independent auditors of the Company, dated a date within two business days before the date on which the Registration Statement shall be initially filed, which shall be brought down to a date within two business days before the date on which the Registration Statement shall become effective and to a date within two business days before the Closing Date, addressed to the Company and Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(h) Parent shall use commercially reasonable efforts to cause to be delivered to the Company and Parent a comfort letter of KPMG LLP, independent auditors of Parent, dated a date within two business days before the date on which the Registration Statement shall be initially filed, which shall be brought down to a date within two business days before the date on which the Registration Statement shall become effective and to a date within two business days before the Closing Date, addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

Section 8.3  Parent Alternative Transaction Proposals.

(a) Parent shall not, nor shall it authorize or permit any Parent Subsidiary, or any of their respective directors, officers or employees or any Representatives retained by it or any Parent Subsidiary to, directly or indirectly, (i) solicit, initiate, facilitate or knowingly encourage any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Parent Alternative Transaction Proposal or (ii) enter into, continue or otherwise participate in any discussions (other than with Parent, Merger Sub or their respective directors, officers or employees or Representatives) or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, any Parent Alternative Transaction Proposal. Notwithstanding the

foregoing, at any time prior to obtaining the Parent Shareholder Approval, in response to a bona fide written Parent Alternative Transaction Proposal that the Parent Board (or committee thereof) determines in good faith, after consultation with its financial and legal advisors, constitutes or is reasonably likely to constitute a Parent Superior Proposal, Parent may, subject to compliance with Section 8.3(d), and after giving the Company written notice of such action, (x) furnish information with respect to Parent and the Parent Subsidiaries to the Person making such Parent Alternative Transaction Proposal (and its Representatives) pursuant to an executed confidentiality agreement containing substantially similar terms to those contained in the Confidentiality Agreement; provided, that a copy of all such information not previously provided to Parent (or its Representatives) is promptly provided to Parent, and (y) participate in discussions or negotiations with the Person making such Parent Alternative Transaction Proposal (and its Representatives) regarding such Parent Alternative Transaction Proposal.

(b) The Parent Board (or committee thereof) shall not, directly or indirectly, (i) (A) withdraw (or amend or modify in a manner adverse to the Company) or publicly propose to withdraw (or amend or modify in a manner adverse to the Company), the approval, recommendation or declaration of advisability by such board of directors (or any such committee) of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Parent Alternative Transaction Proposal (any action described in this clause (i) being referred to as a “Parent Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Parent or any Parent Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting or that could reasonably be expected to lead to, any Parent Alternative Transaction Proposal (other than a Confidentiality Agreement referred to in Section 8.3(a)) or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, that in the case of clauses (A) and (B), that Parent shall not be prohibited from entering into an agreement referred to in and in accordance with Section 10.1(k).  Notwithstanding the foregoing, at any time after a Parent Alternative Transaction Proposal shall have been made to Parent or directly to its shareholders and not withdrawn but prior to obtaining the Parent Shareholder Approval, and subject to Parent’s compliance with the other provisions of this Section 8.3, as applicable, the Parent Board (or committee thereof) may make a Parent Adverse Recommendation Change if it determines, after consultation with its legal advisors, that such action is consistent with its fiduciary duties to the shareholders of Parent under Applicable Law.

(c) Notwithstanding anything to the contrary contained herein, Parent or the Parent Board (or committee thereof) shall be permitted to comply with Rule 14d-9 and 14e-2 promulgated under the Exchange Act, including by taking and disclosing to Parent’s shareholders a position with respect to a tender offer by a Third Party.

(d) In addition to the obligations of Parent listed in Section 8.3(a) and Section 8.3(b), Parent shall promptly (but in any event within 24 hours of receipt of a Parent Alternative Transaction Proposal or the entering of any discussions or negotiations) advise the Company orally and in writing of any Parent Alternative Transaction Proposal, the terms and conditions of any such Parent Alternative Transaction Proposal (including any changes thereto) and the identity of the Person making any such Parent Alternative Transaction Proposal and of any discussions or negotiations sought to be entered into or continued by such Person with Parent, any Parent Subsidiary or any of their respective directors, officers, employees or Representatives. Parent shall keep the Company reasonably informed of the status (including any change to the terms and conditions thereof) of any such Parent Alternative Transaction Proposal.

Section 8.4  Filings; Other Action.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto agrees to use (and to cause its Affiliates to use) its reasonable best efforts (subject to, and in accordance with, Applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or Proceeding by, any Governmental Entity; (ii) obtaining all necessary consents, approvals or waivers from Third Parties; (iii) defending any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement; and (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, Parent, Merger Sub and the Surviving Corporation shall take all such necessary action.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall: (i) promptly, but in no event later than fifteen (15) Business Days after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act; (ii) use reasonable efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Applicable Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date); and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Third Party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c) Parent and the Company shall promptly make the Form A filings required by Insurance Regulators (the “Form A Filings”) upon the execution of this Agreement and to supply promptly any additional information and documentary material that may be requested by such Insurance Regulators in connection therewith. Each party agrees to provide a draft of the Form A Filings to the other party for its review and to consult with the other party relating to any issues arising as a result of the other party’s review, prior to the submission of the Form A Filings; provided, that such consultation does not delay the timely filing of the Form A Filing or any amendments or supplements thereto and it being agreed that the final determination as to the content of the Form A Filing or any amendments or supplements thereto shall remain with each party. Each party agrees to provide the other party with a copy of the Form A Filing and each amendment or supplement thereto in final form upon submission thereof.

(d) In furtherance and not in limitation of the agreements of the parties contained in this Section 8.4, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 8.4 shall limit a party’s right to terminate this Agreement pursuant to Section 10.1(f) so long as such party has, prior to such termination, complied with its obligations under this Section 8.4.

(e) Notwithstanding anything to the contrary contained herein, neither Parent nor any of its Affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Affiliates or the Company (or any of its Affiliates), or the holding separate of shares of capital stock of the Company (or any of its Affiliates) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or Affiliates to own, retain, use or operate any of its products, services, properties or assets (including equity, properties or assets of the Company and/or its Affiliates) or any limitation on the ability of the Company (or its Affiliates) to own, retain, use or operate any of their products, services, properties or assets or seeking a disposition or divestiture of any such properties or assets.

Section 8.5  Public Announcements; Public Disclosures; Privacy Laws.  Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, will not issue any such press release or make any such public statement without the consent of the other party (not to be unreasonably delayed, conditioned or withheld).

Section 8.6  Indemnification Provisions.

(a) Parent shall, or shall cause the Surviving Corporation to, maintain the Company’s existing indemnification provisions that have been provided or made available to Parent as of the date hereof with respect to present and former directors, officers, employees and agents of the Company and the Company Subsidiaries and all other Persons who may presently serve or have served at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Company Indemnified Parties”) for all expenses, Judgments, fines and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted or required under, (i) Applicable Law, (ii) the Company’s Organizational Documents in effect on the date hereof (to the extent consistent with Applicable Law) and (iii) indemnification agreements of the Company or any Company Subsidiary in effect on the date hereof (to the extent consistent with Applicable Law), and shall cause the Surviving Corporation to perform its obligations under such indemnification provisions in accordance with their respective terms. In addition, from and after the Effective Time, Company Indemnified Parties who become directors, officers or fiduciaries under benefit plans of Parent will be entitled to the indemnity rights and protections then afforded to directors, officers and fiduciaries under benefit plans of Parent.

(b) Parent shall maintain Parent’s existing indemnification provisions that have been provided or made available to the Company as of the date hereof with respect to present and former directors, officers, employees and agents of Parent, the Parent Subsidiaries and all other Persons who may presently serve or have served at Parent’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for all expenses, Judgments, fines and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted or required under, (i) Applicable Law, (ii) Parent’s Organizational Documents in effect on the date hereof (to the extent consistent with Applicable Law) and (iii) indemnification agreements of Parent or any Parent Subsidiary in effect on the date hereof (to the extent consistent with Applicable Law), and shall perform its obligations under such indemnification provisions in accordance with their respective terms.

(c) Parent shall, for six years after the Effective Time, cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering each person currently covered by the Company’s current directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, that the Surviving Corporation may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 8.6(c); provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the “Company Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Company Maximum Premium, the Surviving Corporation shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Company Maximum Premium. The Company represents to Parent that the Company Maximum Premium is the amount set forth in Schedule 8.6(c) of the Company Disclosure Schedule. The Surviving Company may satisfy in full its obligation under this Section 8.6(c) by acquiring a tail directors’ and officers’ liability insurance policy (i) that covers each person currently covered by the Company’s current directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement, and (ii) in respect of which the premium for a period until the sixth anniversary of the Effective Time is prepaid at the commencement of such period. At the request of Parent, the Company shall cooperate with Parent to obtain such a tail policy effective as of the Effective Time.

(d) Parent shall, for six years after the Effective Time, maintain in effect directors’ and officers’ liability insurance covering each person currently covered by Parent’s current directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, that Parent may substitute therefor policies of a reputable insurance company the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the insurance coverage otherwise required under this Section 8.6(d); provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by Parent for such insurance (such 200% amount, the “Parent Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Parent Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Parent Maximum Premium. The Parent represents to the Company that the Parent Maximum Premium is the amount set forth in Schedule 8.6(d) of the Parent Disclosure Schedule. Parent may satisfy in full its obligation under this Section 8.6(d) by acquiring a tail directors’ and officers’ liability insurance policy (i) that covers each person currently covered by Parent’s current directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the Effective Time on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement, and (ii) in respect of which the premium for a period until the sixth anniversary of the Effective Time is prepaid at the commencement of such period.

(e) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation assume and honor the obligations set forth in this Section 8.6.

Section 8.7  State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger, the parties shall use commercially reasonable efforts to (a) take such actions as are necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 8.8  Stock Exchange Listing.  Parent and the Company shall use their reasonable best efforts to cause the Parent Common Shares to be approved for listing on the NASDAQ, subject to official notice of issuance, effective upon completion of the Merger.

Section 8.9  Parent Board.  Parent shall use its commercially reasonable efforts (including submitting to its shareholders at the Parent Shareholders Meeting a proposal to amend Parent’s Bye-Laws) to increase the number of members of the Parent Board to thirteen (13) effective immediately after the Effective Time; provided that the failure of Parent to increase the number of members of the Parent Board to thirteen (13) shall not result in a failure of a condition to Closing. Parent shall take all actions necessary so that immediately after the Effective Time the Parent Board shall be comprised of (x) four (4) members of the Parent Board as constituted on the date of this Agreement designated by Parent and reasonably acceptable to the Company and (y) nine (9) members of the Company Board as constituted on the date of this Agreement designated by the Company and reasonably acceptable to Parent, in each case to serve from and after the Effective Time until a successor is duly elected and qualified; provided, that in the event of the failure of Parent to increase the number of members of the Parent Board to thirteen (13), the number of designees of Parent pursuant to clause (x) shall be three (3). Parent and the Company agree that they shall take all actions necessary so that any current member of the Parent Board who is not a designee of Parent pursuant to this Section 8.9 will become fully vested in all outstanding stock options and restricted shares held by such member upon termination from the Parent Board. In addition, the Company and Parent agree that the Parent Board shall give its consent that the resignation of any current member of the Parent Board who is not a designee of Parent pursuant to this Section 8.9 be treated as a “retirement” for purposes of those options granted under the Parent Director Stock Plan held by such member that have an exercise price above the fair market value of the Parent Common Shares on the date of such Parent Board consent, provided that such member has either attained age 65 or has served for ten years on Parent Board at the time of resignation.

Section 8.10  Name of Parent.  Parent shall take all actions necessary to cause the name of Parent to be changed to “Argo Group International Holdings, Ltd.” immediately after the Effective Time.

Section 8.11  Employee Matters.

(a) Parent and the Company agree to honor, and to cause the Surviving Corporation and its Subsidiaries to honor, from and after the Effective Time, all Parent Benefit Plans in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. For a period of not less than one year following the Effective Time, Parent and the Company shall provide, or cause the Surviving Corporation and its Subsidiaries to provide, to current employees of Parent and its Subsidiaries (the “Parent Employees”) the same base salary and bonus opportunity and employee benefits that are comparable in the aggregate to those provided to Parent Employees immediately before the Effective Time. Without limiting the generality of the foregoing, Parent and the Company shall provide, or cause the Surviving Corporation and its Subsidiaries to provide, severance and any similar benefits to Parent Employees which are no less favorable to the severance and similar benefits currently provided under the Parent Benefit Plans for a period of not less than one year following the Effective Time, including by recognizing all service recognized for such purposes under the applicable Parent Benefit Plan.

(b) For all purposes (other than for benefit accrual under a defined benefit plan) under the employee benefit plans of Parent, the Company and their Subsidiaries or the Surviving Corporation and its Subsidiaries providing benefits to any Parent Employees after the Effective Time (the “New Plans”), each Parent Employee shall be credited with his or her years of service with Parent and its Affiliates before the Effective Time, to the same extent as such Parent Employee was entitled, before the Effective Time, to credit for such service under any similar Parent Benefit Plans, provided that such service will not be credited to the extent it would result in duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Parent Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Parent Benefit Plan in which such Parent Employee participated immediately before the Effective Time (such plans, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Parent Employee, Parent and the Company shall cause, or cause the Surviving Corporation and its Subsidiaries to cause, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents to the extent such requirements would not have applied under the comparable Parent Benefit Plan that employee and his or her covered dependents participated in prior to the Effective Time, and Parent and the Company shall cause, or cause the Surviving Corporation and its Subsidiaries to cause, any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

Section 8.12  Tax Matters.  Except as otherwise required by Section 367 of the Code, (i) Parent and the Company intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) each of Parent, Merger Sub and the Company agrees that it will not take (and will cause each Parent Subsidiary and Company Subsidiary respectively not to take) any action, or fail to take (or allow any Parent Subsidiary or Company Subsidiary respectively to fail to take) any action not specifically permitted by this Agreement, which action or failure to take action would reasonably be expected to cause the Merger not to so qualify. The parties hereto agree that the directors and employees of each of the Company, the Company Subsidiaries, Parent and the Parent Subsidiaries shall be held harmless by Parent from any increase resulting from the transactions contemplated by this Agreement (other than any increase due to the transactions described on Schedule 1.1(a)) in the total state or federal income or excise tax liability of such individual over and above that which would have been incurred in the ordinary course in future periods had such transactions not been consummated.

Section 8.13  Affiliates.  Not less than ten Business Days prior to the date of the Company Stockholders Meeting, the Company shall deliver to Parent a letter identifying all Persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use its reasonable best efforts to cause each Person identified on such list to deliver to Parent, not later than five Business Days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit C hereto.

Section 8.14  Increase in Authorized Share Capital.  Parent shall submit to its shareholders at the Parent Shareholders Meeting a proposal to increase the authorized share capital of Parent from $350 million to $500 million, to be effective immediately after the Effective Time.

Section 8.15  Bye-Law Amendment and Memorandum of Association Amendment.  Parent shall submit to its shareholders at the Parent Shareholders Meeting (a) a proposal to amend the Bye-Laws of Parent substantially as set forth in Schedule 8.15(a) of the Parent Disclosure Schedule and (b) a proposal to amend the Memorandum of Association of Parent substantially as set forth in Schedule 8.15(b) of the Parent Disclosure Schedule, in each case to be effective immediately after the Effective Time.

ARTICLE IX

Conditions to Consummation of the Merger

Section 9.1  Conditions to Each Party’s Obligation To Effect The Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval.

(b) Parent Shareholder Approval.  Parent shall have obtained the Parent Shareholder Approval and the Parent Preferred Consents.

(c) Antitrust.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(d) Required Regulatory Approvals.  Parent shall have received the Parent Required Regulatory Approvals and the Company shall have received the Company Required Regulatory Approvals.

(e) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment or Order issued by any court or agency of competent jurisdiction or other Applicable Law preventing the consummation of the Merger shall be in effect (provided, however, that prior to asserting this condition, each of the parties shall have used its reasonable best efforts (in the manner contemplated by

Section 8.4) to prevent the entry of any such injunction or other Order and to appeal as promptly as possible any such judgment that may be entered).

Section 9.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in Sections 5.1, 5.2(b), 5.3, 5.4, 5.5, 5.6, and 5.10 of this Agreement shall be true and correct in all respects (other than de minimis exceptions) as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects (other than de minimis exceptions) on and as of such earlier date). The other representations and warranties of the Company set forth in this Agreement (disregarding all qualifications, limitations and exceptions therein regarding materiality or a Company Material Adverse Effect or any similar standard as qualification) shall be true and correct in all respects as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such earlier date), except to the extent that the failure of such representations and warranties to be so true and correct as of the Closing Date or such earlier date, as the case may be, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have complied in all material respects with its obligations required to be complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Company Material Adverse Effect.  No event, development, circumstance or occurrence shall have occurred, since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Parent and Merger Sub shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(d) Tax Opinion.  Parent shall have received an opinion of Dewey Ballantine LLP or its successor, in form and substance reasonably satisfactory to Parent, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, dated as of the Effective Time, to the effect that (i) Parent should not recognize gain or loss for United States federal income tax purposes solely as a result of the Merger and (ii) the Merger should not cause Parent or any Affiliate of Parent to be treated as a domestic corporation under Section 7874(b) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of appropriate representation letters from each of Parent, Merger Sub and the Company, at such time or times as counsel may reasonably request, and, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(e) Bermuda Counsel Opinion.  Parent shall have received an opinion of Conyers Dill & Pearman or its successor, substantially in the form set forth in Schedule 6.4(d) of the Parent Disclosure Schedule.

Section 9.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in Sections 6.1, 6.2(b), 6.3, 6.4, 6.5, 6.6 and 6.10 of this Agreement shall be true and correct in all respects (other than de minimis exceptions) as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects (other than de minimis exceptions) on and as of such earlier date). The other representations and warranties of Parent and Merger Sub set forth in this Agreement (disregarding all qualifications, limitations and exceptions therein regarding materiality or a Parent Material Adverse Effect or any similar standard as qualification) shall be true and correct in all respects as of the Closing Date, as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects as of such earlier date), except to the extent that the failure of such representations and warranties to be so true and correct as of the Closing Date or such earlier date, as the case may be, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Parent Material Adverse Effect.  No event, development, circumstance or occurrence shall have occurred, since the date hereof that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(d) Voting Agreement.  The Voting Agreement shall include the Parent Preferred Consents and shall provide that (i) the Parent Preferred Shares issued and outstanding immediately prior to the Effective Time shall be converted into 9,316,026 Parent Convertible Common Shares in the aggregate, (ii) each Parent Convertible Common Share (including all of the Parent Convertible Common Shares resulting from the conversion in Section 9.3(d)(i) above) issued and outstanding immediately prior to the Effective Time shall be converted into one (1) Parent Common Share and (iii) at the Effective Time, each Parent Preferred Share and each Parent Convertible Common Share converted into Parent Common Shares pursuant to the Voting Agreement shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist (collectively, the “Parent Share Conversion”). The Voting Agreement shall not have been amended, modified or supplemented without the consent of all parties thereto and shall be in full force and effect on the Closing Date.

(e) Ratings.  Neither Parent nor Company shall have received notice (i) from A. M. Best that any published or indicative rating assigned to Parent, Parent Subsidiaries, Company or Company Subsidiaries as of date of this Agreement is subject to being downgraded, placed under review or watch with negative implications or outlook, or otherwise adversely affected as a result of the announcement or consummation of any of the transactions contemplated by this Agreement or (ii) from Standard & Poor’s that any published or indicative rating assigned to Parent, Parent Subsidiaries, or Company Subsidiaries by Standard & Poor’s has been downgraded.

(f) Reverse Split and Name Change.  All conditions precedent to the reverse split of Parent Common Shares and the change of name of Parent to “Argo Group International Holdings, Ltd.” shall have been satisfied.

(g) Tax Opinion.  The Company shall have received an opinion of LeBoeuf, Lamb, Greene & MacRae LLP, in form and substance reasonably satisfactory to the Company, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, dated as of the Effective Time, to the effect that (i) the Company should not recognize gain or loss for United States federal income tax purposes solely as a result of the Merger and (ii) the Merger should not cause Parent or any Affiliate of Parent to be treated as a domestic corporation under Section 7874(b) of the Code. The issuance of such opinion shall be conditioned upon the receipt by such counsel of appropriate representation letters from each of Parent, Merger Sub and the Company, at such time or times as such counsel may reasonably request, and, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(h) Conversion of Parent Convertible Common Shares and Parent Preferred Shares.  The Parent Share Conversion shall be effective as of the Effective Time.

(i) Bermuda Counsel Opinion.  The Company shall have received an opinion of Conyers Dill & Pearman or its successor, substantially in the form set forth in Schedule 6.4(d) of the Parent Disclosure Schedule.

Section 9.4  Frustration of Closing Conditions.  Neither the Company, Parent nor Merger Sub may rely on the failure of any condition set forth in Section 9.1, 9.2 or 9.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 8.4.

ARTICLE X

Termination

Section 10.1  Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger at the Company Stockholders Meeting or the Parent Shareholders Meeting, or any adjournment or postponement thereof:

(a) By mutual written consent of Parent and the Company;

(b) By either Parent or the Company, if the Merger shall not have been consummated on or before August 31, 2007 (the “Outside Date”) after the date hereof (other than due principally to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed by it at or prior to the Effective Time); provided, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final Order, decree, ruling or action restraining, enjoining or otherwise prohibiting consummation of the Merger;

(c) By Parent, if a Company Adverse Recommendation Change shall have occurred;

(d) By Parent, if the Company enters into or agrees to enter into a Company Alternative Transaction without Parent’s prior written consent;

(e) By the Company, if a Parent Adverse Recommendation Change shall have occurred;

(f) By Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof;

(g) By Parent or the Company, if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting or at any adjournment or postponement thereof;

(h) By Parent or the Company, if any Governmental Entity shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 10.1 shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement;

(i) By the Company, if (i) on or prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 9.3(a), 9.3(b) or 9.3(c) and (B) is incapable of being cured prior to the Closing Date by Parent or Merger Sub, as the case may be, or is not cured within thirty (30) days of written notice of such breach or inaccuracy, or (ii) any of the conditions set forth in Section 9.1 or 9.3 shall have become incapable of fulfillment prior to the Outside Date (subject to the further proviso in Section 10.1(b); provided, that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement;

(j) By Parent, if (i) on or prior to the Closing Date there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which breach or inaccuracy would (A) give rise to the failure of a condition set forth in Section 9.2(a), 9.2(b) or 9.2(c) and (B) is incapable of being cured prior to the Closing Date by the Company or is not cured within thirty (30) days of written notice of such breach or inaccuracy, or (ii) any of the conditions set forth in Section 9.1 or 9.2 shall have become incapable of fulfillment prior to the Outside Date (subject to the further proviso in Section 10.1(b)); provided, that Parent or Merger Sub is not then in material breach of any representation, warranty or covenant contained in this Agreement;

(k) By Parent if, at any time prior to receipt of the Parent Shareholder Approval, (i) the Parent Board (or a committee thereof) has received a Parent Superior Proposal, (ii) in light of such Parent Superior Proposal, the Parent Board (or a committee thereof) shall have determined in good faith after consultation with outside counsel, that such action is consistent with the fiduciary duties of the Parent Board (or a committee thereof), (iii) Parent has notified the Company in writing of the determination described in clause (ii), indicating in such notice the material terms and conditions of such Parent Alternative Transaction Proposal and during the seventy-two hour period immediately following the delivery of such notice, Parent negotiates with the Company to make such adjustments to the terms and conditions of this Agreement as would enable the parties to proceed with the transactions contemplated herein on such adjusted terms, (iv) following such seventy-two hour period, the Parent Board (or a committee thereof) shall have again made the determination referred to in clause (ii) and (v) Parent pays the Company the applicable Parent Termination Fee set forth in and pursuant to the terms of Section 10.3(b); or

(l) By the Company, if Parent does not provide its written consent to a Company Alternative Transaction within five (5) Business Days after the Company’s written notice to Parent of the Company’s or its Subsidiary’s intention to enter into such a Company Alternative Transaction.

Section 10.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for the obligations in Article I, the last sentence of Section 8.1, this Section 10.2, Section 10.3 and Article XI and there shall be no liability on the part of any party hereto; provided, however, that no Person shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement, including any making of a representation of warranty with Knowledge that such representation or warranty is not true and correct.

Section 10.3  Fees and Expenses.

(a) In the event that this Agreement is terminated pursuant to Section 10.1(c), 10.1(d) or 10.1(l), then the Company shall pay Parent a fee equal to $40,000,000 (the “Company Termination Fee”), and such amount shall constitute liquidated damages in respect of such termination regardless of the circumstances giving rise to such termination. Any fee due under this Section 10.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company within two (2) Business Days of termination of this Agreement.

(b) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 10.1(e);

(ii) this Agreement is terminated by Parent pursuant to Section 10.1(k); or

(iii) (A) prior to the date of the Parent Shareholders Meeting, a Parent Alternative Transaction Proposal shall have been made to Parent or directly to its shareholders generally and not withdrawn, (B) this Agreement is terminated by Parent pursuant to Section 10.1(b) or 10.1(g) and (C) within six (6) months of such termination, Parent enters into a definitive agreement to consummate and consummates the transactions contemplated by such Parent Alternative Transaction Proposal (for purposes of this Section 10.3(b)(iii) only, all references to “25%” in the definition of Parent Alternative Transaction shall be deemed to be “50%”);

then Parent shall pay the Company a fee equal to $20,000,000 (the “Parent Termination Fee”), and such amount shall constitute liquidated damages in respect of such termination regardless of the circumstances giving rise to such termination. Any fee due under this Section 10.3(b) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company (A) in the event referred to in clause (i) above, within two (2) Business Days of termination of this Agreement, (B) in the case of termination pursuant to clause (ii) above, on the date of termination or (C) in the case of termination pursuant to clause (iii) above, within two (2) Business Days of the consummation of the transactions referred to in clause (iii)(C) above.

(c) Each of the Company and Parent acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would have entered into this Agreement. Each of the Company and Parent acknowledges that in the event it is entitled to receive the Parent Termination Fee or the Company Termination Fee, as the case may be, the right of Parent or the Company to receive such amount shall constitute such party’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, the breach or termination of this Agreement regardless of the circumstances giving rise to such breach or termination and the Company or Parent, as the case may be, shall have no further rights, directly or indirectly, against any other party hereto or any of their respective Affiliates, shareholders, partners, members, directors, officers and agents, whether at law or equity, in contract, in tort or otherwise.

ARTICLE XI

Miscellaneous

Section 11.1  Survival of Representations, Warranties and Agreements.  No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time. This Section 11.1 shall not limit any covenant or agreement set forth in this Agreement that by its terms contemplates performance after the Effective Time, which covenants and agreements shall survive the Effective Time. Nothing in this Section 11.1 shall be construed to prevent any action against any Person based on fraud.

Section 11.2  Notices.  All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) upon confirmation of receipt of a facsimile transmission or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a)	If to Parent or Merger Sub, to:

PXRE Group Ltd.
PXRE House
110 Pitts Bay Road
Pembroke HM 08 Bermuda
Facsimile: 441-296-6162
Attention: Chief Financial Officer

with copies to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Facsimile: 212-259-6333
Attention: Linda E. Ransom, Esq.

and

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Facsimile: 212-839-5599
Attention: Nancy H. Corbett, Esq.

(b)	If to the Company, to:

Argonaut Group, Inc.
10101 Reunion Place, Suite 500
San Antonio, Texas 78216
Facsimile: (210) 321-8409
Attention: General Counsel

with a copy to:

LeBoeuf, Lamb, Greene & MacRae LLP
125 West 55th Street
New York, New York 10019
Facsimile: 212-424-8500
Attention: Michael Groll, Esq.

Section 11.3  Expenses.  Except as otherwise specifically provided herein, whether or not the Merger is consummated, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, except that Parent and the Company shall each bear and pay one-half of the costs and expenses incurred in connection with the filing and printing of the Registration Statement and the HSR filing.

Section 11.4  Descriptive Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.5  Entire Agreement; Assignment.  This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may, with the prior written consent of the Company (not to be unreasonably withheld), assign all of its rights and obligations hereunder to any wholly-owned Subsidiary of Parent, which Subsidiary shall thereupon be substituted for Merger Sub for all purposes hereof.

Section 11.6  Governing Law and Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware and hereby waive, and agree not to assert, as a defense in any action, suit or Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or Proceeding shall be heard and determined in such a Delaware State court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or Proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS

CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

Section 11.7  Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 11.8  Waiver.  At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other, may (a) extend the time for the performance of any of the obligations or other acts of the Company, in the case of Parent, or Parent or Merger Sub, in the case of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto of the Company, in the case of Parent, or Parent or Merger Sub, in the case of the Company, and (c) waive compliance with any of the agreements or conditions contained herein of the Company, in the case of Parent, or Parent or Merger Sub, in the case of the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 11.9  Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile or otherwise) by all of the other parties.

Section 11.10  Severability; Validity; Parties in Interest.  If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Except as provided in Section 8.6, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.11  Enforcement of Agreement.  The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

PXRE GROUP LTD.

By:	/s/ Jeffrey L. Radke
Name: Jeffrey L. Radke
Title:   President & Chief Executive Officer

PXMS INC.

By:	/s/ Robert P. Myron
Name: Robert P. Myron
Title:   Treasurer

ARGONAUT GROUP, INC.

By:	/s/ Byron L. LeFlore
Name: Byron L. LeFlore
Title:   Senior Vice President